Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of February 10, 2014

among

21C East Florida, LLC,

as Term B Loan Borrower,

and

South Florida Radiation Oncology Coconut Creek, LLC, as Term A Loan Borrower,

The Several Lenders from Time to Time Parties Hereto

and

Cortland Capital Market Services LLC,
as Administrative Agent and Collateral Agent

i

		Page
8.4.	Reliance by Administrative Agent and Collateral Agent	79
8.5.	Notice of Default	79
8.6.	Non-Reliance on Agents and Other Lenders	79
8.7.	Indemnification	50
8.8.	Agent in Its Individual Capacity	50
8.9.	Successor Administrative Agent or Collateral Agent	50
8.10.	Withholding Tax	81

SECTION 9	MISCELLANEOUS	81

9.1.	Amendments and Waivers	81
9.2.	Notices	82
9.3.	No Waiver; Cumulative Remedies	84
9.4.	Survival of Representations and Warranties	84
9.5.	Payment of Expenses	84
9.6.	Successors and Assigns; Participations and Assignments	86
9.7.	Adjustments; Set-off	88
9.8.	Counterparts	89
9.9.	Severability	89
9.10.	Integration	89
9.11.	GOVERNING LAW	89
9.12.	Submission to Jurisdiction; Waivers	89
9.13.	Acknowledgements	90
9.14.	Releases of Guarantees and Liens	90
9.15.	Confidentiality	91
9.16.	WAIVERS OF JURY TRIAL	92
9.17.	USA PATRIOT Act	92
9.18.	No Advisory or Fiduciary Responsibility	92
9.19.	Interest Rate Limitation	92
9.20.	Lender Agent Agreement	93

SCHEDULES:

1.1A	Term A Loan Commitments
1.1B	Term B Loan Commitments
1.1E	Existing Investments
4.2	No Change
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8(a)	Liens
4.8(b)	Real Property
4.9(a)	Licenses
4.9(b)	Owned IP
4.14	Employee Benefit Plans
4.16	Subsidiaries
4.20	UCC Filing Jurisdictions
4.22(b)	Leased Properties
4.24	Related Party Transactions
4.25	Insurance
4.26	Brokers
5.1(i)	Local Counsel Jurisdictions
6.6 (c)	Existing Indebtedness
6.18	Post-Closing Schedule
9.2	21C Website

EXHIBITS:

A	Form of Assignment and Assumption
B-1	Form of Term A Pledge and Security Agreement
B-2	Form of Term B Pledge and Security Agreement
C-1	Form of Term A Loan Guarantee Agreement
C-2	Form of Term B Loan Guarantee Agreement
D-1	Form of Term A Note
D-2	Form of Term B Note
E-1	Form of United States Tax Compliance Certificate for Foreign Lenders Who Are Not Partnerships for U.S. Federal Income Tax Purposes
E-2	Form of United States Tax Compliance Certificate for Foreign Lenders Who Are Partnerships for U.S. Federal Income Tax Purposes
E-3	Form of United States Tax Compliance Certificate for Non-U.S. Participants Who Are Not Partnerships for U.S. Federal Income Tax Purposes
E-4	Form of United States Tax Compliance Certificate for Non-U.S. Participants Who Are Partnerships for U.S. Federal Income Tax Purposes
F	Form of PIK Notice
G	Form of Officers’ Certificate
H-1	Form of Borrower Group Intercompany Note and Subordination Agreement
H-2	Form of 21C Group/Borrower Group Intercompany Note and Subordination Agreement
H-3	Form of Approved Subordination Agreement
I	Form of Borrowing Notice

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) dated as of February 10, 2014, by and among (i) 21C East Florida, LLC, a Delaware limited liability company (together with its successors, the “Term B Loan Borrower”) and South Florida Radiation Oncology Coconut Creek, LLC, a Florida limited liability company (together with its successors, the “Term A Loan Borrower” and, together with the Term B Loan Borrower, (the “Borrowers” and each a “Borrower”), (ii) the several banks and other financial institutions or entities from time to time parties to this Agreement (each, a “Lender” and, collectively, the “Lenders”), and (iii) Cortland Capital Market Services LLC, a Delaware limited liability company, as Administrative Agent and Collateral Agent.

RECITALS

WHEREAS, the Term B Loan Borrower has requested, and the Lenders have agreed to make available to the Term B Loan Borrower a term loan facility upon and subject to the terms and conditions set forth in this Agreement to (a) fund the acquisition by the Term B Loan Borrower of 65% of the Capital Stock of Target (the “Closing Date Acquisition”) pursuant to the terms of the Target Acquisition Agreement and (b) fund certain fees, costs and expenses associated with the funding of the Loans and the consummation of the Closing Date Acquisition;

WHEREAS, the Term A Loan Borrower has requested, and the Lenders have agreed to make available to the Term A Loan Borrower a term loan facility upon and subject to the terms and conditions set forth in this Agreement to (a) to consummate the Closing Date Refinancing (defined herein below) and (b) fund certain fees, costs and expenses associated with the funding of the Loans and the consummation of the Closing Date Refinancing;

WHEREAS, the Term B Loan Borrower desires to secure all of the Term B Loan Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in 100% of the Capital Stock that it owns in Target and all other assets and properties of the Term B Loan Borrower, subject to the exceptions and limitations otherwise set forth in this Agreement and in the Security Documents;

WHEREAS, the Term A Loan Borrower desires to secure all of the Term A Loan Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Secured Parties, a security interest in (i) at the Closing, certain assets of the Term A Borrower, and (ii) after the Closing (as provided and to the extent required in this Agreement), in all other assets of the Term A Borrower and all assets of the other Restricted Subsidiaries, in each case, subject to the exceptions and limitations otherwise set forth in this Agreement and in the Security Documents;

WHEREAS, 21st Century Oncology Holdings, Inc. (f/k/a Radiation Therapy Services Holdings, Inc.), a Delaware corporation (together with its successors, “Parent”) and two of its subsidiaries, 21st Century Oncology, Inc. (f/k/a Radiation Therapy Services, Inc.), a Florida corporation (together with its successors, “21C”), and 21st Century of Florida Acquisition, LLC, a Delaware limited liability company, collectively own all of the Capital Stock of the Term B Loan Borrower and are willing to guarantee all of the Term B Loan Obligations and certain other Subsidiaries of 21C are willing to guarantee all of the Obligations of the Term B Loan Borrower;

WHEREAS, Target owns all of the Capital Stock of the Term A Loan Borrower and, together with certain of its Restricted Subsidiaries, is (i) willing to guarantee the Term A Loan Obligations, and (ii) after the Closing (as provided and to the extent required in this Agreement), willing to secure such guarantee with a security interest in all of their respective assets, in each case, subject to the exceptions and limitations otherwise set forth in this Agreement and in the Security Documents;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1.         Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“21C”:  shall have the meaning set forth in the recitals.

“21C 8-7/8% Notes”: means the 8-7/8% Senior Secured Second Lien Notes due 2017 issued by 21C (then named “Radiation Therapy Services, Inc.”) pursuant to the related Indenture dated as of May 10, 2012 by and between Wilmington Trust, National Association, as trustee, 21C and the Persons set forth as “Guarantors” therein, in each case as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“21C 9-7/8% Notes”: means the 9-7/8% Senior Subordinated Lien Notes due 2017 issued by 21C (then named “Radiation Therapy Services, Inc.”) pursuant to the related Indenture dated as of April 20, 2010 by and between Wells Fargo Bank, National Association as trustee, 21C and the Persons set forth as “Guarantors” therein, in each case as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“21C Credit Agreement”: means the Credit Agreement originally dated as of May 10, 2012 by and between Parent (then named “Radiation Therapy Services Holdings, Inc.”), 21C (then named “Radiation Therapy Services, Inc.”), the Lenders parties thereto, Wells Fargo Bank, National Association (as administrative agent, collateral agent, issuing bank and swingline lender) and certain other parties, as amended by that certain Amendment Agreement dated as of August 28, 2013, and as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“21C Entity”: means Parent, 21C and each present or future Subsidiary of Parent or 21C (including OnCure and its Subsidiaries) other than the Term B Loan Borrower and the Restricted Subsidiaries.

“21C Guarantors”: means, collectively, Parent, 21C and each present or future Subsidiary of Parent or 21C (other than the Term B Loan Borrower and its Subsidiaries) that guarantees the obligations under any 21C Group Material Indebtedness; provided that that the aggregate liability of OnCure and its Subsidiaries under the Term B Loan Guarantee Agreement shall not exceed $9,500,000.

“21C Group/Borrower Group Intercompany Note and Subordination Agreement”:  means a promissory note evidencing intercompany indebtedness between and among the Term B Loan Borrower and its Subsidiaries, on the one hand, and Parent and the other 21C Entities, on the other hand, including a subordination agreement in favor of the Administrative Agent, to be entered into by the Term B Loan

Borrower, its Subsidiaries, Parent, the 21C Entities and the Administrative Agent, substantially in the form of Exhibit H-2.

“21C Group Material Indebtedness”: means Indebtedness pursuant to any of (i) the 21C 8-7/8 Notes, (ii) the 21C 9-7/8% Notes, (iii) the OnCure Notes, (iv) the 21C Credit Agreement, and (v) any Refinancing of any of the foregoing.

“ABR”:  means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the Eurodollar Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% and (d) 2.25%.  For purposes hereof, “Prime Rate”:  means the rate of interest per annum published from time to time by the Wall Street Journal as the prime rate, or if no longer published by the Wall Street Journal, as published by an alternative publication selected by Administrative Agent (the Prime Rate not being intended to be the lowest or best rate of interest charged by any Lender in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  means Loans the rate of interest applicable to which is based upon the ABR.

“Acquired EBITDA”:  means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”:  means any Person, property, business or asset acquired (other than in the ordinary course of business) during a period (but not the Acquired EBITDA of any related Person, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the acquiring Person or its Subsidiaries during such period.

“Acquired Indebtedness”: means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of a Borrower or at the time it merges or consolidates with or into a Covenant Party or (ii) assumed by a Person already a Covenant Party in connection with the acquisition of such Person or of assets from such Person; provided that, in each case, such Indebtedness is not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of a Borrower or such acquisition, merger or consolidation.

“Acquisition”: means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition of (a) a majority equity or other ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a majority interest at the time it becomes exercisable by the holder thereof), or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business or division conducted by such Person.

“Administrative Agent”: means Cortland Capital Market Services LLC, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents (and, for so long as the Lender Agent Agreement may be in effect with respect to any of the Lenders, as Lender Agent for such Lenders), together with any of its successors permitted under Section 8.

“Administrative Agent Fee Letter”: means the letter dated the Closing Date between the Administrative Agent and the Borrowers relating to certain fees payable to the Administrative Agent.

“Affiliate”: means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Agents”:  means the collective reference to the Collateral Agent and the Administrative Agent.

“Aggregate Term A Loan Exposure”:  means, with respect to any Lender at any time, an amount equal to the sum of the aggregate then unpaid principal amount of such Lender’s Term A Loans.

“Aggregate Term A Loan Exposure Percentage”:  means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Term A Loan Exposure at such time to the Aggregate Term A Loan Exposure of all Lenders at such time.

“Aggregate Term B Loan Exposure”:  means, with respect to any Lender at any time, an amount equal to the sum of the aggregate then unpaid principal amount of such Lender’s Term B Loans.

“Aggregate Term B Loan Exposure Percentage”:  means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Term B Loan Exposure at such time to the Aggregate Term B Loan Exposure of all Lenders at such time.

“Agreement”:  shall have the meaning set forth in the preamble.

“Approved Fund”:  means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Subordination Agreement”: means a Subordination Agreement substantially in the form of Exhibit H-3 entered into by a holder of Indebtedness in favor of the Administrative Agent in order to make such Indebtedness subordinated and junior in right of payment to the Obligations.

“Asset Acquisition”: means (1) an Investment by a Borrower or any Restricted Subsidiary of a Borrower in any other Person pursuant to which such Person shall become a Restricted Subsidiary of a Borrower or any Restricted Subsidiary of a Borrower, or shall be merged with or into a Borrower or any Restricted Subsidiary of a Borrower, or (2) the acquisition by a Borrower or any Restricted Subsidiary of a Borrower of the assets of any Person (other than a Restricted Subsidiary of a Borrower) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale”:  means any direct or indirect sale, exchange, issuance, conveyance, transfer, lease, license, assignment or other disposition (by way of merger, casualty, condemnation or otherwise) by a Borrower or any Restricted Subsidiary (including any Sale and Leaseback Transaction, and any sale or transfer (with or without recourse) of any notes or accounts receivable or any rights or claims associated therewith) to any Person other than a Covenant Party (or a Person who becomes a Restricted Subsidiary in connection with such transaction) of:

(1)           any Capital Stock of a Borrower or any Restricted Subsidiary; or

(2)           any other property, rights, interests or assets of any of a Borrower or its Restricted Subsidiaries;

provided, however, that “Asset Sale” shall not include:

(a)           (i) any arms-length transaction for fair value, or a series of related such transactions, for which the Restricted Subsidiaries receive, on a cumulative basis for all such transactions during the period the Loans are outstanding, aggregate consideration of less than $1,250,000, and (ii) any transactions with 21C Entities permitted by Section 6.13 made with the approval of the disinterested members of the Target’s Board of Directors, for which the Restricted Subsidiaries receive aggregate consideration of less than $5,000,000 annually and $7,500,000 in the aggregate plus amounts paid to the Restricted Subsidiaries pursuant to Profits Interests issued to in connection with such transactions; provided that such Restricted Subsidiary entering into such transaction shall retain a lien in the transferred assets to the extent permitted by 21C Group Material Indebtedness;

(b)           a transaction by a Restricted Subsidiary permitted by Section 6.17 to consummate a Permitted Acquisition;

(c)           any Restricted Payment permitted by Section 6.7;

(d)           the sale or discount of accounts receivable by a Restricted Subsidiary, but only in connection with the compromise or collection thereof in the ordinary course of business;

(e)           disposals of obsolete, damaged or worn out equipment by a Restricted Subsidiary in connection with the replacement thereof in the ordinary course of business;

(f)            any conversion of Cash Equivalents into cash or any form of Cash Equivalents;

(g)           a Restricted Subsidiary’s surrender or waiver of contract rights or a Restricted Subsidiary’s settlement, release or surrender of contract, tort or other litigation claims, in each case, in connection with which such Restricted Subsidiary receives no Cash or Cash Equivalents;

(h)           any termination or expiration of any Restricted Subsidiary’s lease or sublease of real property in accordance with its terms;

(i)            creating or granting of Liens permitted by this Agreement and the other Loan Documents; and

(j)            condemnations on or the taking by eminent domain of a Restricted Subsidiary’s property or assets.

“Assignment and Assumption”:  means an Assignment and Assumption, substantially in the form of Exhibit A.

“Bankruptcy Court”: means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Code”: means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Benefitted Lender”:  shall have the meaning set forth in Section 8.7(a).

“Board”:  means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” s means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution”: means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower”:  shall have the meaning set forth in the recitals.

“Borrower Group”:  means, collectively, the Term B Loan Borrower and each of its Subsidiaries.

“Borrower Group Intercompany Note and Subordination Agreement”:  means a promissory note evidencing intercompany indebtedness between and among a Borrower and its Subsidiaries, including a subordination agreement in favor of the Administrative Agent, to be entered into by a Borrower, its Subsidiaries and the Administrative Agent, substantially in the form of Exhibit H-1.

“Borrower Group Material Indebtedness”: means any present or future Indebtedness of any of the Term B Loan Borrower or its Subsidiaries (other than the Loans), in an aggregate principal amount in excess of $1,000,000 outstanding (it being understood that Indebtedness owed to the same creditor shall be aggregated for the purposes of determining compliance with such threshold) including any (i) Indebtedness pursuant to any amendment, restatement, supplement, modification, renewal, substitution or replacement for any of the foregoing; and (ii) any Refinancing of any of the foregoing.

“Borrowing Date”:  means the Business Day specified by a Borrower in the Borrowing Notice as a date on which a Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means the notice from the Borrower to Administrative Agent in the form of Exhibit I hereto.

“Business Day”:  means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close, provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”: means:

(1)           with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)           with respect to any Person that is not a corporation, any and all partnership interests, membership interests, profits participation interests, beneficial interests in a trust  or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations”: means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents”:  means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S.  branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Cash Management Services”: means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): ACH transactions, treasury and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Center Expense” means, for any Test Period with respect to any Treatment Center, all of the following expenses and costs incurred by the a Borrower or any of its Restricted Subsidiaries during such Test Period directly related to the provision of radiation oncology services, determined on an accrual basis of accounting in accordance with GAAP and determined consistently across all Test Periods :

(1)           salaries, benefits (including, without limitation, any deferred compensation) and other costs (including, without limitation, costs pertaining  to training and education) relating to the employment or engagement by a Borrower or any of its Restricted Subsidiaries of all personnel;

(2)           obligations of a Borrower or any of its Restricted Subsidiaries under leases or subleases;

(3)           medical and office supplies;

(4)           utility expenses and all other costs, including, without limitation, costs of repairs, maintenance, telephone, janitorial services and refuse disposal;

(5)           the cost and expense of FF&E, Required Improvements and all costs and expenses associated therewith; provided, however, to the extent that any such cost and expense is required to be capitalized under GAAP, such cost and expense shall not be deemed a Center Expense;

(6)           cost of all liability insurance other than medical malpractice liability insurance; and

(7)           costs of all business licenses, governmental fees.

 “Center Level EBITDA”: means, with respect to any Treatment Center, for any Test Period, (i) Center Revenue, minus (ii) Center Expense.

“Center Revenue” means, for any Test Period with respect to any Treatment Center, (a) all revenues earned by or on behalf of the Treatment Center as a result of the provision of radiation oncology services, of a routine and emergency nature, and the performance of all services ancillary thereto and (b) all revenues earned by the Treatment Center whether received in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Medicare, Medicaid or Patients, including, but not limited to, payments received under any capitation arrangement, in each case, during such Test Period.  For the avoidance of doubt, Center Revenue shall include any and all revenue relating to the sale or use of products or supplies, clinical trials, treatment and outcome data, whether medical or pharmaceutical in nature, in connection with the provision of radiation oncology services, of a routine and emergency nature, and the performance of all services ancillary thereto and shall be determined on an accrual basis of accounting in accordance with GAAP, and shall be determined consistently across all Test Periods.

“Change of Control”: means the occurrence of one or more of the following events:

 (1)          the approval by the holders of Capital Stock of a Borrower, Parent or 21C of any plan or proposal for the liquidation or dissolution of a Borrower, Parent or 21C (whether or not otherwise in compliance with the provisions of the Loan Documents); or

 (2)          the Term B Loan Borrower ceases to directly or indirectly own, free and clear of all Liens other than Permitted Liens, shares representing at least 65% of the total issued and outstanding Capital Stock of Target; or

(3)           the Board of Directors of Target, Term B Loan Borrower, Parent or 21C shall cease to consist of a majority of Continuing Directors; or

(4)           any “Change of Control”, as such term is defined in any documents governing any 21C Group Material Indebtedness, or any Borrower Group Material Indebtedness, shall occur.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Costs”:  means non-recurring out-of-pocket costs, fees, commissions, bonuses and expenses, including without limitation attorneys’ costs, fees and expenses, investment banking costs, fees and expenses; sponsor costs, fees and expenses; non-recurring costs, fees and expenses payable under the Administrative Agent Fee Letter, in each case incurred and paid by the Permitted Holders or a Borrower in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby or incurred in furtherance thereof.

“Closing Date”:  means February  10, 2014.

“Closing Date Acquisition”:  shall have the meaning set forth in the recitals.

“Closing Date Refinancing”: means the repayment in full of that certain Promissory Note, dated as of June 1, 2013, by the Term A Loan Borrower, in favor of 1stLineOncology, LLC, a Florida limited liability company in the original principal amount of $8,000,000, of which  $7,214,005.56 remains outstanding as of the Closing Date, with the proceeds of the Term A Loan; provided that the associated Purchase Price Adjustment Promissory Note, dated as of June 1, 2013, between the Term A Loan Borrower, in favor of 1stLineOncology, LLC will remain outstanding.

“Closing Date Consent Indebtedness”: means that certain (a) Promissory Note, dated January 1, 2011, made by Treasure Coast Radiation Oncology, P.A. (and to be assumed by Treasure Coast Medicine, LLC), a Florida corporation to Seaside National Bank & Trust in the original principal amount of $3,270,940 of which $1,959,970 is outstanding on the Closing Date, (b) Promissory Note, dated January 15, 2011, made by Treasure Coast Radiation Oncology, P.A. (and to be assumed by Treasure Coast Medicine, LLC) to Seaside National Bank & Trust in the original principal amount of $1,922,832 of which $1,676,801 is outstanding on the Closing Date, as amended, (c) Loan Agreement dated, October 27, 2011, by and between Harbor Community Bank, FSB and Rad Onc Group, LLC (and to be assumed by Treasure Coast Medicine, LLC ) in the original principal amount of $1,946,070.20 of which $889,490 is outstanding on the Closing Date, as amended and (d) Master Agreement, dated July 9, 2012, by and between Regions Equipment Finance Corp. and Regions Comerica 1 Equipment Finance, LLC and Rad Onc Group, LLC (and to be assumed by Treasure Coast Medicine, LLC ) in the original principal amount of $4,000,000 of which $2,869,129 is outstanding on the Closing Date, as amended.

“Code”:  means the Internal Revenue Code of 1986, as amended from time to time.

 “Collateral Agent”:  means Cortland Capital Market Services LLC, in its capacity as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors permitted under Section 8.

 “Commodity Exchange Act”: means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Commonly Controlled Entity”:  means an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes a Borrower and that is treated as a single employer under Section 414 of the Code.

“Consolidated EBITDA”:  means, with respect to any Person, for any period, the sum (without duplication) of (1) Consolidated Net Income; and (2) to the extent Consolidated Net Income has been reduced thereby: (a) all income, franchise or similar taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period; (b) Consolidated Fixed Charges; and (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives) for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; and (d) any expenses or charges incurred in connection with any offering of a Borrower’s Capital Stock, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Agreement and the Loan Documents (in each case whether or not consummated); provided that the Consolidated EBITDA of a non-wholly-owned Subsidiary of such Person shall be reduced in proportion to the percentage of its Capital Stock held by any Non-Covenant Party Stockholder(s).

“Consolidated Fixed Charge Coverage Ratio”: means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four Quarter Period.  In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)           any asset sales or other dispositions or Asset Acquisitions that occurred during the Four Quarter Period or after the end of the Four Quarter Period and on or prior to the Transaction Date (including without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition) and the reduction in costs, increases in revenue (other than those  associated with any projected treatment or case volume increases) and related adjustments (including, without limitation, the elimination of physician and shareholder compensation, and the normalization of rental expense) that (i) were directly attributable to such Asset Acquisition calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect on the Closing Date, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition prior to the Transaction Date that are supportable and quantifiable by the underlying accounting records of such business, or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition (for the avoidance of doubt, no revenue increases that are expected to result from increased treatment volumes or cases will be included in this adjustment),  as if all such reductions in costs or increases in revenue had been effected as of the beginning of such period.  Notwithstanding the foregoing, pro forma adjustments in respect of any Asset Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Asset Acquisition, as estimated in good faith by the chief financial officer of a Borrower shall be permitted.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator of this “Consolidated Fixed Charge Coverage Ratio”:

(1)           interest on Indebtedness being given a pro forma effect which is determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)           notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.]

“Consolidated Fixed Charges”: means, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense; plus

(2)           the amount of all cash dividend payments on any series of Disqualified Stock of such Person and, to the extent permitted under this Agreement, its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid during such period.

“Consolidated Interest Expense”:  means, with respect to any Person for any period, the sum of, without duplication: (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation:  (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness; and (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”:  means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom: (1) after tax gains (or losses) from Asset Sales (without regard to the $5,000,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto; (2) after tax extraordinary, unusual or nonrecurring gains (or losses), costs, charges or expenses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses and non-compete payments); (3) solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of the first paragraph of Section 6.7, the net income (or loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; unless such restriction with respect to the payment of dividends or similar distributions has been legally waived and except to the extent of cash dividends or distributions paid to the referent Person or to another Restricted Subsidiary of the referent Person by such Person; (4) the net income (or loss) of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person; (5) net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period); (6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; (7) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs; (8) any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness; (9) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of SFAS Nos. 141, 142 or 144 or other accounting pronouncements relating to purchase accounting); and (10) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133).

“Consolidated Non-cash Charges”: means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash charges or expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Leverage”: means, with respect to any Person, the sum of the aggregate outstanding Indebtedness of such Person and its Restricted Subsidiaries less the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries.

“Consolidated Total Leverage Ratio”: means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Leverage of such Person at such date to (y) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ended prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”; provided that, for the purpose of determining Consolidated Total Leverage, the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date.

“Continuing Directors”: means, with respect to each of Target, a Borrower, Parent or 21C, the directors of Target, a Borrower, Parent or 21C, as applicable, on the Closing Date, after giving effect to the Transactions, and each other director of Target, a Borrower, Parent or 21C, as applicable, if, (a) such other director’s nomination for election to the board of directors of Target, a Borrower, Parent or

21C, as applicable, is recommended by at least a majority of the then Continuing Directors, (b) such other director’s nomination for election to the board of directors of Target, a Borrower, Parent or 21C, as applicable, is recommended, directly or indirectly, by any of the Permitted Holders or any of their respective Affiliates, or (c) such other director receives the vote, directly or indirectly, of any of the Permitted Holders or any of their respective Affiliates in his or her election by the shareholders of Target, a Borrower, Parent or 21C, as applicable.

“Contractual Obligation”:  means, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or other undertaking (whether written or oral) to which such Person is a party or by which it or any of its property is bound.

“Covenant Parties”:  means a Borrower and its Restricted Subsidiaries.

“Currency Agreement”: means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a Borrower or any Restricted Subsidiary of a Borrower against fluctuations in currency values.

“Debtor Relief Laws”:  means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws, rules or regulations of the United States or other applicable jurisdictions from time to time in effect.

“Default”: means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of any action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default..

“Deferred Target Seller Payment”: means any consideration or other payment (including any promissory notes, earn-out payment, purchase price adjustment or similar obligation) due to the Target Sellers following the Closing Date under the Target Acquisition Documents or otherwise in connection with the Closing Date Acquisition.

“Disqualified Stock”: means that portion of any Capital Stock which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable), or with the passage of time or upon the happening of any event:  (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof , in whole or in part, on or prior to the first anniversary of the Latest Termination Date; or (b) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Termination Date, or (c)  is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Termination Date.

 “Dollars” and “$”:  means dollars in lawful currency of the United States.

“Eligible Assignee”:  means any Person that is (i) a Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund, (iv) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course, or (v) any other Person approved by the Required Lenders; provided that “Eligible Assignee” shall not include (x) a Borrower or any of its Subsidiaries, (y) any 21C Entity or their respective Subsidiaries, or (z) any Permitted Holder or its Affiliates.

“Employee Benefit Plan”:  means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than any Multiemployer Plan) which is sponsored, maintained or contributed to by a Borrower or any Restricted Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate.

“Environment”:  means ambient air, indoor air, surface water, groundwater, land and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws”:  means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or common law regulating, relating to or imposing liability or standards of conduct concerning protection of the Environment or of human health (to the extent relating to exposure to Materials of Environmental Concern) or employee health and safety, as now or may at any time hereafter be in effect.

“Equipment”: means all vehicles, machinery, equipment, tools, furniture, office equipment, computer hardware (including peripherals), appliances, spare parts, supplies, materials and other items of tangible personal property (other than inventories) of every kind, owned or leased (as lessee), wherever located and whether or not carried on the books.

 “ERISA”:  means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  means any Person who together with a Borrower or any Restricted Subsidiary is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent”:  means the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agreement”: means the Escrow Agreement among the Escrow Agent, Borrower and the Target Sellers pursuant to the Target Acquisition Agreement.

“Eurocurrency Reserve Requirements”:  means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  means, with respect to each day during each Interest Period the rate per annum for six (6) month Dollar deposits appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate Administrative Agent determines Dollar deposits are being offered at or about 11:00 A.M., two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  means any Loans, the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  means, with respect to each day during each Interest Period pertaining to (x) a Eurodollar Loan or (y) an ABR Loan bearing interest by reference to clause (c) of the definition of ABR, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements;

provided, the Eurodollar Rate shall not be less than 1.25% per annum.

“Event of Default”:  means any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Interest”:  means any interest imposed by a relevant taxing authority in excess of underpayment rate described under Section 6621(a)(2) of the Code or similar provisions under the state or local tax laws.

“Exchange Act”:  means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Target Subsidiary,” means each of Boca Radiation Oncology, LLC, South Florida Radiation Oncology WPB, LLC, South Florida Radiation Oncology, LLC and Treasure Coast Medicine.

“Excluded Tax”: has the meaning specified therefor in Section 2.19(a).

“fair market value”: means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the disinterested members of the Board of Directors of the Target, acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of a Borrower, as applicable, delivered to the Administrative Agent.

“FATCA”:  means Sections 1471 through 1474 of the Code, as of the Closing Date, or any amended or successor version that is substantively comparable and, in any case, any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate”:  means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent, from three federal funds brokers of recognized standing selected by it.

“Financing Transactions”:  means the execution, delivery and performance by the Borrowers of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the use of the proceeds thereof.

“FIRREA”: means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender”: shall be as defined in Section 2.19(e).

“Foreign Subsidiary”: means (1) a Restricted Subsidiary other than a Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, (2) any Restricted Subsidiary of a Restricted Subsidiary described in clause (1), and (3) any Subsidiary that has no material assets other than Capital Stock of entities described in clause (1).

“Fund”:  means any Person, fund or account that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Office”:  means the office of the Administrative Agent specified in Section 8 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP”: means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Closing Date.

“Governmental Authority”:  means (i) any nation or government, any state, province, locality or other political subdivision thereof, (ii) any agency, authority, instrumentality, licensing body, regulatory body, court or tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any of the foregoing governmental authorities, (iii) any authority responsible for the licensing or discipline of professionals (including the Florida Board of Nursing and the Florida Board of Medicine), (iv) any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners), and (v) any quasi-governmental entities and any trans-national trade treaty authorities.

“Governmental Authorization”:  means any permit, license, registration, approval, clearance, exemption, accreditation, qualification or authorization granted by any Governmental Authority, including without limitation those applicable to Persons engaged in the practice of medicine or in the provision of healthcare products or services.

“Governmental Real Property Disclosure Requirements”:  means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Materials of Environmental Concern on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantee Obligation”:  means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Term B Loan Borrower in good faith.

 “Guarantors”: means, collectively, the Term A Loan Guarantors, the Term B Loan Guarantors and any other Person executing a Guarantee Agreement; provided that any Person constituting a Guarantor as described above shall cease to be a Guarantor when its respective guarantee is released in accordance with the terms of the Loan Documents.

 “Guarantee Agreements”:  means, collectively, the Term A Loan Guarantee Agreement, Term B Loan Guarantee Agreement and any other guarantee of the Loan now or hereafter entered into by another Guarantor.

 “Healthcare Laws”:  means all laws, treaties, rules and regulations of any Governmental Authority (including the issuer of any Governmental Authorization) applicable to the practice of medicine, the provision of healthcare products or services, or other aspects of the business of the Target and its Subsidiaries as currently conducted, including but not limited to: (i) all federal, state, local and all foreign health care-related fraud and abuse and physician sunshine act laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the Federal Physician Payment Sunshine Act (42 U.S.C. Section 1320a-7h), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code, and the regulations promulgated pursuant to such statutes; (ii) the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and the regulations promulgated thereunder and any state or foreign counterpart thereof or other law or regulation the purpose of which is to protect the privacy of individuals or prescribers; (iii) Medicare (Title XVIII of the Social Security Act); (iv) Medicaid (Title XIX of the Social Security Act); (v)  the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), (vi) the Florida Patient Self-Referral Act (Fla. Stat. 456.053),  Florida Patient Brokering Act (Fla. Stat. 817.505) , Florida Kickback Act (Fla. Stat. 456.054) and, the Florida Medicaid Kickback Law (Fla. Stat. 409.920(e), (vii) all applicable fraud and abuse laws, false claims and anti-self-referral laws, (viii)  all applicable laws related to the confidentiality, privacy and security of medical information, or to licensing, the corporate practice of medicine, fee-splitting, certificate of need and reimbursement or billing for healthcare services, and (ix) any other federal, state, local, or foreign legal requirement, which regulates kickbacks, recordkeeping, claims process, documentation requirements, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure or any aspect of the practice of medicine or the delivery of healthcare products and services.

“Hedging Obligations”: means, with respect to any specified Person, the obligations of such Person incurred not for speculative purposes under: (1) Interest Swap Obligations; (2) Currency Agreements; (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Immaterial Subsidiary”:  means on any date, any Restricted Subsidiary, other than the Term A Loan Borrower (i) to which less than $350,000 of Consolidated EBITDA of the Term B Loan Borrower is attributable as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 on or prior to such date (or, prior to the first delivery date of such financial statements hereunder, on the most recently available financial statements of the Term B Loan Borrower), (ii) the net assets of which have a fair market value of less than $1,000,000, (iii) the insolvency or bankruptcy of which could not reasonably be expected to have a Material Adverse Effect, (iv) the liabilities or which are not (by virtue of joint and several liability, guarantee or otherwise) also liabilities of another Restricted Subsidiary, and (v) that has been designated as an “Immaterial Subsidiary” by the Term B Loan Borrower in a written notice delivered to the Administrative Agent (other than any such Restricted Subsidiary as to which the Term B Loan Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall the Immaterial Subsidiaries to which Consolidated EBITDA of the Term B Loan Borrower is attributable (as reflected on the most recent financial statements required to be delivered pursuant to Section 6.1 on or prior to such date (or, prior to the first delivery date of such financial statements hereunder, on the most recently available financial statements of the Term B Loan Borrower)) exceed $500,000 in the aggregate (with no Immaterial Subsidiary being deemed to have Consolidated EBITDA of Borrower attributable to it of less than zero for purposes of this proviso).

“Indebtedness”: means with respect to any Person, without duplication: (1) all indebtedness of such Person for borrowed money; (2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments; (3) indebtedness of such Person with respect to deposits or advances of any kind, and other obligations of such Person upon which interest payments are customarily made; (4) all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person; (5) all indebtedness of such Person issued or assumed as the deferred purchase price of property or services, including (as and to the extent such obligation has become a liability on the balance sheet of such Person in accordance with GAAP) any earn-out provision, purchase price adjustment or similar obligations in connection with any acquisition; (6) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (7) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (whether issued for the account of such Person or as to which such Person is otherwise liable for reimbursement, and valued at the face amount of such obligations, contingent or otherwise); (8) guarantees and other contingent obligations (including Guarantee Obligations) in respect of any Indebtedness of any other Person, except those (i) incurred in the ordinary course of business, (ii) in respect of Indebtedness of an unaffiliated third party which, in the aggregate, is less than $50,000, and (iii) not in respect of indebtedness borrowed money; (9) all Indebtedness of any other Person which is secured by, or for which the holder of such obligations has an existing right (contingent or otherwise) to be secured by, any Lien on any property or asset of such Person (the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured), whether or not the obligations secured thereby have been assumed; (10) all Hedging Obligations, obligations under Currency Agreements and Interest Swap Obligations of such Person; and (11) all Disqualified Stock issued by such Person, and all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of any Person (whether or not Disqualified Stock, and whether or not such obligations arise under the terms of such Capital Stock, under contract or otherwise), with the amount of Indebtedness represented by such obligations being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, and including any accrued and unpaid dividends.

For purposes hereof:  (a) “Indebtedness” shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, to the extent such Indebtedness has recourse to such Person, (b) clauses (3) and  (4) above shall exclude accrued liabilities and trade accounts payable which, in each case, are incurred in the ordinary course of business and not more than 90 days past due; and (c) as used in clause (11), the “maximum fixed repurchase price” of any Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Capital Stock or (if applicable) the applicable repurchase obligation as if such Capital Stock were purchased on the date on which Indebtedness is being determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Capital Stock, such fair market value shall be determined reasonably and in good faith by the disinterested members of the Board of Directors of the issuer of such Capital Stock.

“Indemnified Taxes”: has the meaning specified therefor in Section 2.19(a).

“Independent Financial Advisor”: means a firm:  (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in a Borrower, Parent or 21C, as applicable; and (2) which, in the judgment of the Board of Directors of a Borrower, Parent or 21C, as applicable, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency”:  means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  means pertaining to a condition of Insolvency.

“Intellectual Property”:  means the collective reference to all rights in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Services Agreement”: means that certain Intercompany Services Agreement, dated February 10, 2014, by and between the Target and 21C, as amended from time to time in compliance with this Agreement.

“Interest Payment Date”:  means January 15 and July 15 of each fiscal year, beginning on July 15, 2014, or if such date falls on a non-Business Day, then the next succeeding Business Day.

“Interest Period”:  means, (a) initially, the period commencing on the Closing Date and ending on July 15, 2014; and (b) thereafter, each period commencing on the last day of the preceding Interest Period and ending on the next Interest Payment Date.

“Interest Swap Obligations”: means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment”:  means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.  If a Borrower or any Restricted Subsidiary of such Borrower sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of such Borrower such that, after giving effect to any such sale or disposition, such Borrower no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, such Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Latest Termination Date”: means, as of any time, the latest termination date of Loans hereunder as of such time.

“Lease”: means any lease of real property to which any Covenant Party is a party as lessor or lessee.

“Lenders”:  means the Term A Loan Lenders and the Term B Loan Lenders.

“Lender Agent”: means Cortland Capital Market Services LLC, a Delaware limited liability company, when acting in its capacity as agent pursuant to the Lender Agent Agreement (i) executing this Agreement on behalf and for the benefit of each of the Lenders, and (ii) acting on behalf and for the benefit of such Lenders for the purpose of their respective individual interests, rights, privileges, responsibilities, liabilities and obligations as Lenders under this Agreement (including, without limitation, all Lender obligations set forth in Section 8 hereof) pursuant to the Lender Agent Agreement.

“Lender Agent Agreement”:  means the agreement dated February 10, 2014 between the Lender Agent, on the one hand, and each of the Lenders party thereto from time to time, on the other hand, a copy of which will be provided to the Borrowers upon their request to the Administrative Agent.

“Lien”:  means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan”:  means any Term A Loan or Term B Loan.

“Loan Documents”:  means this Agreement, the Term A Loan Guarantee Agreement, the Term B Loan Guarantee Agreement, the Security Documents, the Notes, the Administrative Agent Fee Letter, the Subordination Documents, and all other document executed by any of Borrower, the Restricted

Subsidiaries, Parent or another 21C Entity in connection with the Loans, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Managed Care Plans”:  means all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Material Adverse Effect”:  means a material adverse effect on (a) the business, property, operations or financial condition of the relevant Borrower (Term A Loan Borrower or Term B Loan Borrower) and its respective Subsidiaries, in each case, taken as a whole or (b) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents, the Liens granted thereunder or the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Notes or the other Loan Documents.

“Materials of Environmental Concern”:  means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, infectious, bio-hazardous and medical waste, asbestos, pollutants, contaminants, radioactivity and radioactive materials, and any other substances, materials, chemicals, wastes, compounds, mixtures or constituents in any form that are regulated pursuant to or can give rise to liability under any Environmental Law.

“Medicaid”: means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all laws pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and requirements of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s”:  shall have the meaning set forth in the definition of “Cash Equivalents.”

“Multiemployer Plan”:  means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including such proceeds in respect of non-cash consideration or deferred payment obligations as and when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Covenant Parties from such Asset Sale, net of:

(1)           reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)           taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)           repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale (other than any such Indebtedness assumed by the purchaser of such asset and other than any Loans hereunder); and

(4)           appropriate amounts to be provided by the Covenant Parties , as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Covenant Parties , as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds).

“Non-Consenting Lender”:  shall have the meaning set forth in Section 2.22.

“Non-Covenant Party Stockholder”:  shall mean any Person other than a Covenant Party who holds or owns, directly or indirectly, any Capital Stock in any Subsidiary of a Borrower, including without limitation the Target Sellers.

“Notes”:  means the collective reference to any Term A Loan Note or Term B Loan Note.

“Obligations”:  means the Term A Loan Obligations and the Term B Loan Obligations.

“OnCure”: means OnCure Holdings, Inc., a Delaware corporation.

“OnCure Indenture”: means the amended and restated indenture dated as of October 25, 2013 by and between Wilmington Trust, National Association, as trustee, OnCure and the Persons set forth as “Guarantors” therein, as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“OnCure Notes”: means the 11-3/4% Senior Secured Notes due 2017 issued by OnCure, pursuant to the OnCure Indenture, as the same may from time to time have been or in the future be amended, restated, supplemented or otherwise modified, or renewed, refinanced, substituted or otherwise replaced.

“Organizational Documents”: means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes”:  means all present or future stamp, documentary, intangible, transfer, recording or filing Taxes or any other excise or property Taxes or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  shall have the meaning set forth in the recitals.

“Participant”:  shall have the meaning set forth in Section 9.6(d).

“PBGC”:  means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  means (1) an Investment by the Term B Loan Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Term B Loan Borrower or any Restricted Subsidiary, or (2) the acquisition by any Restricted Subsidiary (including the Term A Loan Borrower) of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business (any such Person the “Acquired Entity”), if

(1)           the Acquired Entity has been and is in (or, as the case may be, the line of business being acquired  has been and is), during the then-current and most recently-ended calendar year, a Similar Business;

(2)           such acquisition was not preceded by an unsolicited tender offer for such Capital Stock of the Acquired Entity by, or proxy contest initiated by, any Covenant Party;

(3)           if the Acquired Entity’s Capital Stock is being acquired in such acquisition, the Acquired Entity is a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia;

(4)           at the time of such acquisition, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(5)           (x) the Term B Loan Borrower shall have timely delivered to the Administrative Agent all of the financial statements and certificates required by Sections 6.1 and 6.2 with respect to each of the most recently completed period of four consecutive fiscal quarters ending prior to such acquisition, (y) after giving pro forma effect to such acquisition (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such acquisition) and to any other event occurring after the beginning of such four-quarter period as to which pro forma recalculation is appropriate (including any other Permitted Acquisition occurring during or after such period) as if such transaction or transactions had occurred as of the first day of such four-quarter period (A) the Consolidated Fixed Charge Coverage Ratio of the Borrower Group would be greater as of the date of such acquisition, and as of the end of each fiscal quarter in such four-quarter period, than without giving pro forma effect to such transactions, and (B) the Consolidated Total Leverage Ratio of the Borrower Group would be lower as of the date of such acquisition, and as of the end of each fiscal quarter in such four-quarter period, than without giving pro forma effect to such transactions, and (z) the Term B Loan Borrower shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower Group substantially in the form of Exhibit G certifying to the matters set forth in the foregoing clause (y);

(6)           (A) any Acquired Indebtedness assumed by the Term B Loan Borrower in connection with such acquisition is unsecured and subordinated to the Obligations pursuant to an Approved Subordination Agreement; (B) any Acquired Indebtedness assumed by a Restricted Subsidiary, and any Acquired Indebtedness of an entity which becomes a Restricted Subsidiary, in connection with such acquisition, is unsecured or, if secured,  is secured only by pre-existing Liens on the property acquired in such acquisition; and (C) no such Liens were incurred in anticipation of such acquisition; and

(7)           the Term B Loan Borrower shall have delivered to the Administrative Agent a certificate of its Chief Financial Officer, certifying as to the matters set forth in the foregoing clauses (4) through (5) and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent.

“Permitted Holder(s)”: means each of Vestar Capital Partners and each of its Affiliates but not including, however, any portfolio operating companies of any of the foregoing.

“Permitted Investments”: means:

(1)           the Term B Loan Borrower’s ownership of 65% of the Capital Stock of Target;

(2)           Investments by any Restricted Subsidiary in a Borrower or any other Restricted Subsidiary;

(3)           Investments in cash and Cash Equivalents;

(4)           loans and advances by any Restricted Subsidiary to employees, directors and officers of the Restricted Subsidiaries or to any physician affiliated with the Restricted Subsidiaries, or to any employee of any such physician, in the ordinary course of business consistent with past practice for bona fide business purposes not in excess of $200,000 in the aggregate (for all Restricted Subsidiaries, taken together) at any one time outstanding;

(5)           the Investment component of Hedging Obligations entered into by the Restricted Subsidiaries in the ordinary course of business, not for speculative purposes, the Indebtedness component of which is permitted under and in compliance with the Loan Documents;

(6)           Investments by the Restricted Subsidiaries in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7)           Investments by the Restricted Subsidiaries in Replacement Assets made with the Net Cash Proceeds of an Asset Sale in compliance with Section 6.9;

(8)           [Reserved];

(9)           [Reserved];

(10)         [Reserved];

(11)         workers’ compensation, utility, lease and similar deposits and prepaid expenses of the Restricted Subsidiaries in the ordinary course of business and endorsements of negotiable instruments and documents held by a Borrower and its Restricted Subsidiaries in the ordinary course of business;

(12)         Investments (i) in one or more Profits Interests issued by any 21C Entity in connection with any transaction permitted by Section 6.13 and (ii) to the extent permitted by Section 6.11(a)(iii);

(13)         receivables owing to a Restricted Subsidiary from a Person (including a trade creditor) other than an Affiliate of a Covenant Party or a 21C Entity, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (not to exceed 180 days); provided that such trade terms may include such ordinary course of business concessionary trade terms as such Restricted Subsidiary deems reasonable under the circumstances;

(14)         any Investments by Restricted Subsidiaries to employees or physicians in connection with practice start-up costs or practice transfers in accordance with the past practices of the 21C Entities;

(15)         any Investments by a Restricted Subsidiary existing on the Closing Date and set forth on Schedule 1.1E and any modification, renewal, replacement or extension thereof; provided that the outstanding amount of such Investment may not be increased by any such modification, renewal, replacement or extension thereof;

(16)         Investments by a Restricted Subsidiary consisting of licensing of intellectual property entered into in an arm’s length transaction, on market terms, and pursuant to joint marketing arrangements with other Persons;

(17)         Investments by a Restricted Subsidiary consisting of earnest money deposits required in connection a purchase agreement or other acquisition; and

(18)         Investments by a Restricted Subsidiary in the Capital Stock of joint ventures in a Similar Business at the time of such Investment, not to exceed $7,500,000 in the aggregate (for all Restricted Subsidiaries, taken together); provided that up to $2,500,000 may be used for any Investment;

provided that, except as otherwise provided in clauses (6) and (18) above, any Investment in Capital Stock of a Person is a “Permitted Investment” only if such Person is already a Restricted Subsidiary or is an Acquired Entity in a Permitted Acquisition which becomes a Restricted Subsidiary upon such Investment.

“Permitted Liens”: means the following types of Liens:

(1)           Liens for taxes, assessments or governmental charges, levies or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which a Borrower or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)           statutory Liens of landlords, Liens of suppliers (including sellers of goods) and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, in each case, incurred by a Restricted Subsidiary in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)           Liens incurred or deposits made by a Restricted Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), and deposits securing liability insurance carriers under insurance or self-insurance arrangements;

(4)           Liens securing judgments not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(5)           easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property of a Restricted Subsidiary not interfering in any material respect with the ordinary conduct of the business of the Restricted Subsidiaries;

(6)           any interest or title of a lessor under any Capitalized Lease Obligation of a Restricted Subsidiary otherwise permitted under the Loan Documents; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7)           Liens on property or equipment of any Restricted Subsidiary securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not be secured by any property or equipment other than the property and equipment so acquired and shall not exceed the purchase price or other cost of such property or equipment, (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition, and (c)  no such Liens may secure Indebtedness owing to any of the 21C Entities, the Target Sellers or other Non-Covenant Party Stockholders;

(8)           Liens upon specific items of inventory or other goods and proceeds of any Restricted Subsidiary securing such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)         Liens on assets of a Restricted Subsidiary encumbering deposits made to secure obligations arising from ordinary course of business statutory, regulatory, contractual, or warranty requirements of any Restricted Subsidiaries, including rights of offset and set off;

(11)         Liens securing Hedging Obligations or Currency Agreements otherwise permitted under the Loan Documents, which obligations do not exceed $1,000,000 in the aggregate for all Covenant Parties at any one time outstanding;

(12)         [Reserved];

(13)         [Reserved];

(14)         Liens on the assets of a Restricted Subsidiary existing on the Closing Date securing (A) Indebtedness of such Restricted Subsidiary (or to be assumed by a Restricted Subsidiary) that is otherwise permitted under Section 6.6(c) of this Agreement (and in any event, including the Closing Date Consent Indebtedness), or (B) any Refinancing Indebtedness for such Indebtedness; provided that no such Liens secure Indebtedness owing to any of the 21C Entities, the Target Sellers or other Non-Covenant Party Stockholders other than with respect to the Closing Date Consent Indebtedness to the extent it is refinanced by the Target Sellers pursuant to the Target Acquisition Agreement;

(15)         leases, subleases, licenses and sublicenses which (A) have been granted by a Restricted Subsidiary to a third party in an arm’s length transaction, (B) do not, individually or collectively, materially interfere with the ordinary course of business of the Borrower Group, and (C) collectively, cover assets and properties of the Restricted Subsidiaries which are not material to the Borrower Group taken as a whole;

(16)         banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17)         Liens arising from filing UCC financing statements filed against a Restricted Subsidiary (as lessor/debtor) regarding leases;

(18)         Liens on goods of the Restricted Subsidiaries in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19)         [Reserved];

(20)         [Reserved];

(21)         Liens securing insurance premium financing by a Restricted Subsidiary; provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(22)         Liens created pursuant to the Loan Documents and other Security Documents; and

(23)         in connection with a Permitted Acquisition, Liens (A) solely on any cash earnest money deposits (in amounts that are reasonable and customary) deposited by a Covenant Party with the selling party in accordance with a letter of intent or purchase agreement executed with respect thereto or (B) solely upon property acquired and securing only Acquired Indebtedness assumed in connection with a Permitted Acquisition, provided that such Liens were not incurred in anticipation of such acquisition ;

(24)         Liens arising from precautionary UCC financing statements against a Restricted Subsidiary (as debtor/lessee) regarding operating leases not constituting Indebtedness or consignments;

(25)       Liens which arise under Article 2 and Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(26)         Liens on assets of a Restricted Subsidiary arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(27)       utility and similar deposits of a Restricted Subsidiary in the ordinary course of business; and

(28)       other Liens on assets of Restricted Subsidiaries securing obligations incurred by Restricted Subsidiaries in the ordinary course of business which obligations do not exceed $1,000,000 at any one time outstanding; provided that no such Liens secure Indebtedness owing to any of the 21C Entities, the Target Sellers or other Non-Covenant Party Stockholders.

“Person”: means a person or entity of any type or description (in each case, whether domestic, foreign or international, whether or not registered or organized, and whether acting in an individual, fiduciary or other capacity), including without limitation (i) any natural person or individual, (ii) any partnership, corporation, limited liability company, business trust, other registered entity, sole proprietorship, company, firm, business, association, unincorporated organization, joint venture, or other for-profit or non-profit enterprise or organization (of any form whatsoever), (iii) any trust, receivership, guardianship, conservatorship, estate, or similar arrangement, and (iv) any Governmental Authority.

“PIK Notice” means a notice from Borrower to Administrative Agent in the form of Exhibit F hereto.

“Plan”:  means any Employee Benefit Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standard of Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by a Borrower or a Commonly Controlled Entity.

“Pledged Stock”:  shall have the meaning assigned to such term in the Term B Pledge and Security Agreement.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Profits Interest Arrangement”: means an arrangement resulting from the transfer to any 21C Entity any real property or leases for real property of a Borrower of any of its Restricted Subsidiaries in connection with the merger, consolidation, or other combination of a Treatment Center with or into a 21C Entity whereby such 21C Entity or surviving entity, as applicable, provides a Borrower and its Restricted Subsidiaries a profits interest (a “Profits Interest”) in such 21C Entity or surviving entity, as applicable, that would grant such Borrower or the applicable Restricted Subsidiary of such Borrower (through a written agreement or otherwise) ongoing net cash flow that the disinterested members of the Board of Directors of the Target determines in good faith can reasonably be expected to result in the fair market value  of such Profits Interest being greater than the fair market value allocable to such Borrower and its Restricted Subsidiaries of such Treatment Center, which is the subject of such transfer.

“Properties”:  shall have the meaning set forth in Section 4.18(a).

“Purchase Money Indebtedness”: means Indebtedness of a Borrower and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment that is used or is useful in a Similar Business, but including through the purchase of Capital Stock of any Person.

“Real Property”:  means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinance”: means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness”: means any Refinancing by a Covenant Party of Indebtedness incurred in accordance with Section 6.6(a), (c), (k) or (n), in each case that does not:

(1)           create Indebtedness of such Person with an aggregate principal amount in excess of the aggregate principal amount of the Indebtedness of such Person being Refinanced (plus accrued interest, premiums paid and the amount of fees and expenses incurred by a Borrower in connection with such Refinancing); or

(2)           create Indebtedness with:  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the earlier of (i) the final maturity of the Indebtedness being Refinanced or (ii) the final maturity of the Loan plus six months;

provided that (x) such Refinancing Indebtedness shall not include any obligors other than those whose Indebtedness is being Refinanced, and shall not be the direct obligation of any obligor who only guaranteed the Indebtedness being Refinanced, (y) any guarantee of such Refinancing Indebtedness shall be on terms no more favorable to the holders of such Indebtedness than the guarantor’s guarantee of the Indebtedness being Refinanced  and (z) if such Indebtedness being Refinanced is subordinate in right of payment to the Obligations, then such Refinancing Indebtedness shall be subordinate in right of payment to the Obligations, as the case may be, at least to the same extent and in the same manner as (and on subordination terms no less favorable to the Lenders than) the Indebtedness being Refinanced.

“Register”:  shall have the meaning set forth in Section 9.6(c).

“Regulated Entity”:  means any existing and future direct and indirect Restricted Subsidiary of a Borrower that is (i) an insurance company, (ii) a company regulated as an insurance company or (iii) otherwise subject to regulation by any governmental authority and for which the incurrence of debt (including guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum risk-based capital, capital or similar requirement applicable to it.

“Regulation D”:  means Regulation D of the Board as in effect from time to time.

“Regulation S-X”:  means Regulation S-X under the Securities Exchange Act of 1934.

“Regulation U”:  means Regulation U of the Board as in effect from time to time.

“Release”:  means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the Environment, or in, onto or from any building or structure.

“Reorganization”:  means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Premium”: means for any repayment of the Term B Loans during the applicable period set forth in the grid below, including without limitation any repayment at maturity, an amount equal to the outstanding principal being repaid on such date multiplied by the applicable premium for such period as set forth below.

Period	Premium

Closing Date to July 15, 2014	0.0%

July 16, 2014 to January 15, 2015	0.5%

January 16, 2015 to July 15, 2015	1.0%

July 16, 2015 to January 15, 2016	1.5%

January 16, 2016 to July 15, 2016	2.0%

On or after July 16, 2016	2.5%

“Reportable Event”:  means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Required Lenders”:  means, at any time, the holders (other than Defaulting Lenders) of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirements of Law”:  means, as to any Person, (i) the Organizational Documents of such Person, (ii) any law, rule or regulation (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permits) or any restrictions of record affecting any Real Property owned, leased, occupied or otherwise used by such Person, (iv) any Governmental Authorization, (v) any judgment, writ, injunction, decree, order or determination of any arbitrator, court or other Governmental Authority, or (vi) any other law, treaty, rule or regulation of any Governmental Authority (including all Healthcare Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  means the chief executive officer, president, vice president, chief financial officer, treasurer or the chief accounting officer of a Borrower or the Target.

“Restricted Payment”:  shall have the meaning set forth in Section 6.7.

“Restricted Subsidiary”: means any Subsidiary of the Term B Loan Borrower.

“S&P”:  shall have the meaning set forth in the definition of “Cash Equivalents”.

“Sale and Leaseback Transaction”:  means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to a Covenant Party of any property, whether owned by a Borrower or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by a Borrower or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“SEC”:  means the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Indebtedness”: means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Secured Obligations” has the meaning assigned to such term in the Term B Pledge and Security Agreement or the Term A Pledge and Security Agreement, as applicable.

“Secured Parties”:  means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Security Documents”:  means, collectively, the Term A Pledge and Security Agreement, the Term B Pledge and Security Agreement and all other collateral, pledge, security and similar credit support documents now or hereafter existing in favor of the Lenders, the Collateral Agent or the Administrative Agent in order to attach, create, grant, perfect, record or determine the priority of  any Lien on any property of a Borrower to secure the obligations and liabilities of the Borrower under any Loan Document.

“SFRO Operating Agreement”: means that certain First Amended and Restated Operating Agreement, of Target dated as of February 10, 2014, by and among Borrower and the Target Sellers.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Similar Business”: means any business conducted or proposed to be conducted by such Borrower and its Restricted Subsidiaries on the Closing Date or any business that is the same, similar, complementary, reasonably related, incidental or ancillary thereto or a reasonable extension thereof, or other businesses to the extent as would not be material to such Borrower and its Subsidiaries taken as a whole.

“Solvent”:  means, with respect to any Person, that, as of any date of determination, (a) the present fair salable value taken on a going concern basis of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured in the ordinary course of business, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will generally be able to pay its debts as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability.  For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subordination Documents”:  means, collectively, the 21C Group/Borrower Group Intercompany Note and Subordination Agreement, the Borrower Group Intercompany Note and Subordination Agreement, any Approved Subordination Agreement covering Indebtedness intended to qualify as Subordinated Indebtedness, and all other subordination documents now or hereafter existing in favor of the Lenders, the Collateral Agent or the Administrative Agent in order to determine the relative priority of  the obligations and liabilities of a Borrower or its Restricted Subsidiaries under any Loan Document, or of any Lien securing such obligations and liabilities.

“Subsidiary”, with respect to any Person, means:

(1)           any corporation (A) of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances is, at the time, owned or controlled, directly or indirectly, by such Person, or (B) controlled by such Person in that or any other respect; or

(2)           any other Person (A) of which at least a majority of the voting interest under ordinary circumstances is, at the time, owned or controlled, directly or indirectly, by such Person, or (B) controlled by such Person in that or any other respect.

For the purposes of the foregoing:  (a) “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, or the voting of Capital Stock or other voting interests held by a Person, in each case, whether through the ownership of voting securities, by contract or otherwise; and (b) with respect to determining the Subsidiaries of a Person that is any of Parent, the other 21C Entities, a Borrower or the Restricted Subsidiaries, any Capital Stock owned or controlled, directly or indirectly, by any of the Permitted Holders, Parent, another 21C Entity, a Borrower or a Restricted Subsidiary shall be deemed beneficially owned by such Person.  Unless otherwise indicated in this Agreement or another Loan Document, any reference to a “Subsidiary” shall be deemed to be a Subsidiary of a Borrower.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Target”: means SFRO Holdings, LLC.

“Target Acquisition Agreement”: means that certain Securities Purchase Agreement dated as of February 10, 2014 by and among the Target Sellers (each, as a seller), the Term B Loan

Borrower (as buyer), Target, Parent and 21C (as obligor with respect to earn-outs, purchase price adjustments and other post-closing payments thereunder) pursuant to which the Term B Loan Borrower will acquire[65% of the Target’s Capital Stock upon consummation of the Closing Date Acquisition.

“Target Acquisition Documents”: means, collectively, the Target Acquisition Agreement, the Target Escrow Agreement, the SFRO Operating Agreement,  and all other agreements and documents ancillary or related to or delivered in connection with any of the foregoing.

“Target Escrow Agreement”: means that certain Escrow Agreement dated as of February 10, 2014 by and among the Target Sellers, the Term B Loan Borrower (as buyer),  and JPMorgan Chase Bank, National Association, as the Escrow Agent, entered into pursuant to the Target Acquisition Agreement.

“Target Financial Data”:  shall have the meaning set forth in Section 4.1(b).

“Target Sellers”: means, collectively, Kishore Dass, Ben Han, Rajiv Patel and their respective successors and assigns.

“Taxes”:  means any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings or similar charges (including additions to tax, penalties and interest), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Facility”:  means, at any time, the aggregate principal amount of the Loans of all Term A Loan Lenders and Term B Loan Lenders outstanding at such time.

“Term A Loan”: means a loan made pursuant to Section 2(b).

“Term A Loan Borrower”:  shall have the meaning set forth in the recitals.

“Term A Loan Collateral”: has the meaning given to the term “Collateral” in the Term A Pledge and Security Agreement.

“Term A Loan Commitment”:  means, as to any Term A Loan Lender, the obligation of such Lender, if any, to make a Term A Loan to the Term A Loan Borrower on Closing Date pursuant to this Agreement.  The aggregate amount of the Term A Loan Commitments is $7,900,000.

“Term A Loan Funding Discount”:  shall have the meaning set forth in Section 2.4(a).

“Term A Loan Guarantors”: means the collective reference to the (a) Target and (b) the Term A Loan Subsidiary Guarantors; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective guarantee is otherwise released in accordance with the terms of the Loan Documents created by any Security Document.

“Term A Loan Guarantee Agreement”:  means the Term A Loan Guarantee Agreement entered into by the Term A Loan Guarantors and the Administrative Agent, substantially in the form of Exhibit C-1.

“Term A Loan Lenders”:  means any Lender providing a Term A Loan, and each such Lender’s successors and assigns.

“Term A Loan Subsidiary Guarantors”: means each Restricted Subsidiary other than (i) each Excluded Target Subsidiary, until such time (if any) it becomes a Term A Loan Guarantor pursuant to Section 6.14(c), (ii) any Foreign Subsidiary, (iii) any non-wholly-owned Subsidiary, to the extent such Subsidiary is precluded from becoming a Term A Loan Guarantor (or, to so become, would require the consent of a third party that is a holder of Capital Stock of such Subsidiary) by the terms of such Subsidiary’s organizational or related documents as they exist on the date of this Agreement, (iv) any Subsidiary that is prohibited by applicable law from becoming a Guarantor, and (v) any Subsidiary to the extent the burden or cost of such Subsidiary becoming a Term A Loan Guarantor outweighs the benefit afforded thereby as determined by the Administrative Agent; provided that any Person constituting a Term A Loan Subsidiary Guarantor as described above shall cease to constitute a Term A Loan Subsidiary Guarantor when its respective guarantee is otherwise released in accordance with the terms of the Loan Documents.

“Term A Loan Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Term A Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Term A Loan Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term A Loans and all other obligations and liabilities of the Term A Loan Borrower to the Administrative Agent or to any Term A Loan Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Term A Loan Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Term A Note”:  means a promissory note made by the Term A Loan Borrower in favor of a Term A Loan Lender evidencing the portion of the Term A Loan made by such Term A Loan Lender, substantially in the form of Exhibit D-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term A Pledge and Security Agreement”: means, individually and collectively, each and every Term A Pledge and Security Agreement entered into by the Term A Loan Borrower or any Term A Loan Guarantor (as debtor), on the one hand, and the Administrative Agent (acting at the direction of the Required Lenders) (as secured party), on the other hand, all of which shall be substantially in the form of Exhibit B-1; provided that the terms of such Term A Pledge and Security Agreement (i) may be modified to eliminate particular items or categories of Term A Loan Collateral, as the Administrative Agent agrees is necessary or appropriate, to accommodate limitations imposed by the terms of Borrower Group Material Indebtedness, and (ii) will thereafter be amended or otherwise modified to restore such eliminated Term A Loan Collateral if, as and when such limitations are waived or eliminated pursuant to Section 6.14(c).

“Term B Loan”: means a Loan made pursuant to Section 2(b).

“Term B Loan Borrower”:  shall have the meaning set forth in the recitals.

“Term B Loan Collateral”:  has the meaning given to the term “Collateral” in the Term B Pledge and Security Agreement.

“Term B Loan Commitment”:  means, as to any Term B Loan Lender, the obligation of such Lender, if any, to make a Term B Loan to the Term B Loan Borrower on Closing Date pursuant to this Agreement.  The aggregate amount of the Term B Loan Commitments is $60,000,000.

“Term B Loan Funding Discount”:  shall have the meaning set forth in Section 2.4(b).

“Term B Loan Guarantors”: means the collective reference to the (a) Parent and (b) the 21C Guarantors; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective guarantee is otherwise released in accordance with the terms of the Loan Documents

“Term B Loan Guarantee Agreement”:  means the Term B Loan Guarantee Agreement entered into by the Term B Loan Guarantors and the Administrative Agent, substantially in the form of Exhibit D-2.

“Term B Loan Lenders”:  means any Lender providing a Term B Loan, and each such Lender’s successors and assigns.

“Term B Loan Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Term B Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Term B Loan Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term B Loans and all other obligations and liabilities of the Term B Loan Borrower to the Administrative Agent or to any Term B Loan Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Term B Loan Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Term B Pledge and Security Agreement”:  means a Pledge and Security Agreement entered into by the Term B Loan Borrower (as debtor) and the Administrative Agent (acting at the direction of the Required Lenders) (as secured party), substantially in the form of Exhibit B-2.

“Term B Note”:  means a promissory note made by the Term B Loan Borrower in favor of a Term B Loan Lender evidencing the portion of the Term B Loan made by such Term B Loan Lender, substantially in the form of Exhibit D-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Commitments”: means, collectively, the Term A Loan Commitments and the Term B Loan Commitments.

“Term Loan Maturity Date”:  means the Termination Date.

“Termination Date”:  means January 15, 2017.

“Test Period”: means, as of any date of measurement, the prior 12 consecutive months ending on such date of measurement.

“Third Party Payor Programs”:  means all third party payor programs in which a Borrower and its Restricted Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Total Assets”: means, as of any date of determination, after giving pro forma effect to any acquisition of assets on such date, the sum of the amounts that would appear on the consolidated balance sheet of a Borrower and its Restricted Subsidiaries as the total assets of such Borrower and its Restricted Subsidiaries.

“Transactions”:  means the payment of the Closing Costs, the Financing Transactions, the Closing Date Acquisition and the Closing Date Refinancing and the other transactions contemplated hereby and by the Target Acquisition Documents.

“Treatment Center”: means any radiation oncology treatment center owned or operated by a Borrower or its Restricted Subsidiaries.

“Treasure Coast Medicine”:  shall mean Treasure Coast Medicine, LLC.

“Type”:  shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  means the United States of America.

“United States Tax Compliance Certificate”:  shall have the meaning set forth in Section 2.19(e)(ii).

“Weighted Average Life to Maturity”: means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

1.2.         Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time in compliance with the Loan Documents and (vi) the word “knowledge” when used with respect to a Borrower or any of its Subsidiaries shall be deemed to be a reference to the knowledge of any Responsible Officer (including any Responsible Officer of a Borrower or Target).  Anything in this Agreement to the contrary notwithstanding, any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect either on the Closing Date or at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after the Closing Date.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.         UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.4.         Rounding.  Any financial ratios required to be maintained by a Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.         References to Agreement and Laws.  Unless otherwise expressly provided herein, references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.6.         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7.         Timing of Payment or Performance.  Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1.         Loan Commitments.

(a)           Subject to Section 2.4(a) and the other terms and conditions in this Agreement, each Term A Loan Lender with a Term A Loan Commitment severally agrees to make the Term A Loan (less the Term A Loan Funding Discount) to the Term A Loan Borrower on the Closing Date in

accordance with its Term A Loan Commitment set forth in Schedule 1.1A attached hereto.  The Term A Loans will be Eurodollar Loans unless the Eurodollar Rate is unavailable at which time the interest rate shall be determined in accordance with Section 2.16.

(b)           Subject to  Section 2.4(b) and the other terms and conditions hereof, each Term B Loan Lender with a Term B Loan Commitment severally agrees to make a Term B Loan (less the Term B Loan Funding Discount) to the Term B Loan Borrower on the Closing Date in accordance with its Term B Loan Commitment set forth in Schedule 1.1B attached hereto.  The Term B Loans will be Eurodollar Loans unless the Eurodollar Rate is unavailable at which time the interest rate shall be determined in accordance with Section 2.16.

2.2.         Procedure for Loan Borrowing.  The Term A Loan Borrower or the Term B Loan Borrower, as applicable, shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent prior to 12:00 pm on the Business Day prior to the Closing Date, or at such other time reasonably acceptable to the Administrative Agent in advance of the Closing Date).  Upon receipt of the Borrowing Notice, the Administrative Agent shall promptly notify each applicable Lender thereof.  Not later than 12:00 Noon on the Closing Date, each Lender shall, subject to the terms and conditions in this Agreement, make available to the Administrative Agent (by wire transfer of immediately available funds) at the Funding Office an amount in immediately available funds equal to its Term A Loan Commitment (less the Term A Funding Discount) or Term B Loan Commitment (less the Term B Funding Discount), as applicable.  Upon confirmation of its receipt of all such net Term A Loan Commitments or net Term B Loan Commitments, as applicable, and satisfaction of all conditions to Closing set forth in Section 5, the Administrative Agent shall (at the direction of the Required Lenders) credit the account of each Borrower specified in the Borrowing Notice (by wire transfer of immediately available funds) with the aggregate of the amounts of Term A Loans or Term B Loans, as applicable (and, in each case, less the applicable Term A or Term B Funding Discount), made available on the Closing Date to the Administrative Agent by the Lenders less any fees and expenses then due to the Administrative Agent or any Lender.

2.3.         Repayment of Loans.

(a)           The Term A Loan Borrower shall repay the entire remaining balance of the Term A Loans  and all accrued and unpaid interest thereon and fees and expenses hereunder, on the Term Loan Maturity Date.

(b)           The Term B Loan Borrower shall repay the entire remaining balance of the Term B Loans, the Repayment Premium and all accrued and unpaid interest thereon and fees and expenses hereunder, on the Term Loan Maturity Date.

2.4.         Funding Discount.

(a)           Each initial Term A Lender will fund its Term A Loan to the Term A Loan Borrower net of a three percent (3.0%) discount (the “Term A Funding Discount”), but will be deemed to have funded the entire gross amount of its Term A Loan set forth in Exhibit 1.1A, and extended credit to the Term A Loan Borrower in such gross amount, and the Register maintained by the Administrative Agent pursuant to Section 9.6(c) will so reflect.  The Term A Borrower, the Term A Lenders and the Agents agree, for purposes of Section 1271 et seq. of the Code, the original issue price of the Term A Loans will be 97.00% of their gross principal amount as reflected in Exhibit 1.1A.

(b)           Each initial Term B Lender will fund its Term B Loan to the Term B Loan Borrower net of a four and one-half percent (4.5%) discount (the “Term B Funding Discount”), but will be deemed to have funded the entire gross amount of its Term B Loan set forth in Exhibit 1.1A, and extended credit to the Term B Loan Borrower in such gross amount, and the Register maintained by the Administrative Agent pursuant to Section 9.6(c) will so reflect.  The Term B Borrower, the Term B Lenders and the Agents agree, for purposes of Section 1271 et seq. of the Code, the original issue price of the Term B Loans will be 95.50% of their gross principal amount as reflected in Exhibit 1.1B.

(c)           The foregoing clauses (a) and (b) are intended to constitute an agreement as to the issue prices and initial amount of the Loans for all federal, state and local income Tax purposes.

2.5.         Agent Fees and Expenses.  Borrower shall pay to Administrative Agent the fees and expenses required to be paid under the Administrative Agent Fee Letter, and, without duplication, all other reasonable out-of-pocket and documented fees and expenses payable to any of the Agents hereunder or under any of the other Loan Documents.

2.6.         [Reserved].

2.7.         [Reserved].

2.8.         [Reserved].

2.9.         [Reserved].

2.10.       Optional Prepayments.  Term A Borrower may at any time and from time to time prepay the Term A Loans, in whole or in part, without premium or penalty (except as otherwise provided in this Agreement), upon irrevocable (unless otherwise agreed by the Administrative Agent) written notice delivered to the Administrative Agent no later than 12:00 Noon, one Business Day prior thereto, which notice shall specify the date and amount of prepayment.  Following repayment in full of the Term A Loans, Term B Borrower may at any time and from time to time prepay the Term B Loans, in whole or in part, but together with the then-applicable Repayment Premium, upon irrevocable (unless otherwise agreed by the Administrative Agent) written notice delivered to the Administrative Agent no later than 12:00 Noon, one Business Day prior thereto, which notice shall specify the date and amount of prepayment.  Any portion of the Loans prepaid under this Section 2.10 shall include principal, the Repayment Premium, if any, applicable at the time of such prepayment, and all accrued and unpaid interest thereon and fees and expenses hereunder.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with the Repayment Premium, if any, and accrued interest to such date on the amount being prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof (unless a lesser amount is required to repay such loan in full); provided further that a notice of prepayment of the Loans delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt instruments, in which case such notice may be revoked by a Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.11.       Mandatory Prepayments.  Upon the occurrence of a Change of Control:

(a)           the Term A Loan Borrower shall thereupon prepay the Term A Loans in an amount equal the aggregate principal amount outstanding plus accrued and unpaid interest thereon and fees and expenses hereunder; and

(b)           the Term B Loan Borrower shall thereupon prepay the Term B Loans in an amount equal to the greater of

(i)                                     101% of the aggregate principal amount outstanding, and

(ii)                                  the aggregate principal amount outstanding plus the Repayment Premium applicable at the time of such repayment,

in each case, plus accrued and unpaid interest thereon and fees and expenses hereunder.

2.12.       Reserved.

2.13.       Reserved.

2.14.       Interest Rates and Payment Dates.

(a)           The Term A Loans shall bear interest for each day during each Interest Period with respect thereto and be payable in cash on each Interest Payment Date at a rate equal to the Eurodollar Rate plus 5.75% per annum; provided that, if Treasure Coast Medicine has not become a Term A Loan Subsidiary Guarantor on or before the first Interest Payment Date on or after the Closing Date, the Term A Loans shall bear interest at a rate equal to the Eurodollar Rate plus 6.75% until the first occurring Interest Payment Date (if any) on which Treasure Coast Medicine is a Term A Loan Subsidiary Guarantor.

(b)           The Term B Loans shall bear interest for each day during each Interest Period with respect thereto and be payable in cash (a “Cash Interest Payment”) on each Interest Payment Date at a rate equal to the Eurodollar Rate plus 10.50% per annum (the “Cash Interest Rate”).  Notwithstanding the foregoing, at the option of the Term B Loan Borrower by delivering to Administrative Agent a PIK Notice not later than 12:00 pm on the day that is five (5) Business Days prior to any Interest Payment Date,  the Term B Loan Borrower may elect to have the Term B Loans bear interest for each day during the Interest Period ending on such Interest Payment Date and be payable as follows: (i) for the Interest Periods ending July 15, 2014 and January 15, 2015, at a rate equal to the Eurodollar Rate plus 11.75% per annum (the “PIK Interest Rate”), which interest shall be paid on the applicable Interest Payment Date by adding the amount of such interest to the aggregate principal amount of the outstanding Loan (a “PIK Interest Payment”), (ii) for the Interest Periods ending July 15, 2015 and January 15, 2016, (A) one-quarter of the daily principal balance of the Term B Loans at the Cash Interest Rate payable as a Cash Interest Payment, plus (B) three-quarters of the daily principal balance of the Term B Loans at the PIK Interest Rate payable as a PIK Interest Payment, or (iii) for the Interest Periods ending July 15, 2016 and January 15, 2017, (A) one-half at the Cash Interest Rate as a Cash Interest Payment  plus (B) one-half of the daily principal balance of the Term B Loans at the PIK Interest Rate payable as a PIK Interest Payment.  Notwithstanding the foregoing, if the Eurodollar Rate becomes unavailable pursuant to Section 2.16 and the ABR applies, the 10.50% rate per annum described in the definition of Cash Interest Rate above shall decrease to 9.50% per annum and the 11.75% rate per annum described in the definition of PIK Interest Rate above shall decrease to 10.75% per annum.

(c)           Upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders (by giving written notice thereof to Administrative Agent),:

(i)      the principal amount of and all accrued and unpaid interest on any Term A Loan, and all fees, indemnities and any other Obligations, or other amount payable hereunder not paid when due (whether at the state maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to this Section 2.14 plus 2.00% from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

(ii)     the principal amount of and all accrued and unpaid interest on any Term B Loan, and all fees, indemnities and any other Obligations, or other amount payable hereunder not paid when due (whether at the state maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to this Section 2.14 plus 4.00% from the date of such non-payment until such overdue amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.14(c) shall be payable on the 15th day of each calendar month (or the next succeeding Business Day if such date is not a Business Day) and from time to time on demand by the Administrative Agent (acting at the direction of the Required Lenders).

(e)           If, as of the last day of any fiscal quarter  commencing with the fiscal quarter ending December 31, 2014, the Term B Loan Borrower and its Restricted Subsidiaries on a consolidated basis fail to generate Consolidated EBITDA of at least $23,750,000 for the Test Period then ended (as reported to Administrative Agent under Section 6.1), the interest rate applicable pursuant to Section 2.14(a) shall, effective as of the last day of such Test Period,  increase by 2.00% and shall remain so increased until such time (if any) that Consolidated EBITDA of the Term B Loan Borrower and its Restricted Subsidiaries on a consolidated basis for a Test Period ending as of the last day of any subsequent fiscal quarter exceeds $23,750,000 (as reported to Administrative Agent in accordance with Section 6.1).  For the avoidance of doubt, if the Term B Loan Borrower and its Restricted Subsidiaries on a consolidated basis thereafter again fail to generate Consolidated EBITDA of at least $23,750,000 during any Test Period (as reported to Administrative Agent under Section 6.1), in accordance with the foregoing sentence, the interest rate would again increase by 2.00% effective as of the end of such subsequent Test Period and remain so increased until the last day of the next occurring fiscal quarter (if any) that Consolidated EBITDA of the Term B Loan Borrower and its Restricted Subsidiaries on a consolidated basis exceeds $23,750,000 (as reported to Administrative Agent in accordance with Section 6.1).  For the purposes of this Section 2.14(d), if financial statements and a certification of the Consolidated EBITDA of the Term B Loan Borrower and its Restricted Subsidiaries on a consolidated basis for any fiscal quarter are not timely delivered pursuant to Section 6.1, Consolidated EBITDA of the Term B Loan Borrower and its Restricted Subsidiaries on a consolidated basis for the Test Period ended as of the last day of such fiscal quarter shall be deemed not to exceed $23,750,000 and the Interest Rate shall be increased in accordance with this Section 2.14(d).

2.15.       Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify a Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16.       Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans (without giving effect to clause (c) of the definition thereof), (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans (without giving effect to clause (c) of the definition thereof).  Until such notice has been withdrawn by the Administrative Agent (acting at the direction of the Required Lenders), no further Eurodollar Loans shall be made nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

2.17.       Pro Rata Treatment and Payments.

(a)           The borrowing by the Borrowers from the Lenders hereunder shall be made pro rata according to the respective Term A Loan Commitments or Term B Loan Commitments, respectively, of the relevant Lenders.  The payment by the Borrowers on account of commitment fees hereunder shall be made pro rata according to the respective Commitments of the relevant Lenders.

(b)           The payment (including each prepayment) by the Term A Loan Borrower on account of principal of and interest on the Term A Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Term A Loans then held by the Term A Loan Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Term A Loans then due to the Term A Loan Lenders.  Amounts prepaid on account of the Term A Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Term B Loan Borrower on account of principal of and interest on the Term B Loans shall be made (i) in the case of principal and the Repayment Premium, pro rata according to the respective outstanding principal amounts of the Term B Loans then held by the Term B Loan Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Term B Loans then due to the Term B Loan Lenders.  Amounts prepaid on account of the Term B Loans may not be reborrowed.

(d)           All cash payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against such Borrower.

2.18.       Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)      shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii)     shall impose on such Lender any Taxes (other than (A) Indemnified Taxes indemnified by Section 2.19, (B) Excluded Taxes imposed on, or measured by reference to, net income (including franchise or similar (including branch profits) Taxes imposed in lieu of net income taxes) or (C) Excluded Taxes described in clauses (ii), (iii) and (iv) of the definition of Excluded Taxes), and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or in the case of clause (ii) above, any Loans), or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, a Borrower shall promptly and in any event within five Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify such Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that such Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments hereunder, then, from time to time, after submission by such Lender to a Borrower (with a copy to the Administrative Agent) of a written request therefor, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that such Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies such Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)           A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to a Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

(d)           Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in Requirement of Law”, regardless of the date enacted, adopted or issued.

2.19.       Taxes.

(a)           Any and all payments by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, except for (i) Taxes imposed on the net income (however denominated) (or franchise taxes imposed in lieu thereof) of the Administrative Agent or any Lender or, in the case of a pass-through entity, any of its beneficial owners by the United States or the jurisdiction in which such Person is organized or has its principal lending office, and any Taxes imposed on such Person by a jurisdiction as a result of any present or former connection between such Person and such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement or any other Loan Document), (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (iii) any Taxes that are attributable to a Lender’s failure to comply with the requirements of Section 2.19(e) (i.e., failure to deliver a form that it is legally entitled to deliver) and (iv) any U.S. federal withholding taxes imposed (x) on amounts payable to a Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office (other than pursuant to Section 2.21), except to the extent that such Lender or Lender’s assignor (if any) was entitled, at the time of the designation of a new lending office or assignment, to receive additional amounts with respect to such Taxes pursuant to this Section 2.19(a) or (y) under FATCA (each such tax, an “Excluded Tax”), (all nonexcluded Taxes, collectively or individually, imposed on any payment by the Borrower or the Administrative Agent hereunder, “Indemnified Taxes”), and except as otherwise required by law.  If the Borrower or the Administrative Agent shall be required to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount” for the purposes of this Section 2.19) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent, as applicable, shall make such deductions and (iii) the Borrower or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Indemnified Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall deliver to the Administrative Agent, for the account of the Administrative Agent or applicable Lender, receipts in respect of such Indemnified Taxes or Other Taxes.

(d)           Without duplicating the Borrowers’ obligations under clause (a) or (b), the Borrowers shall, within 10 days after written demand, indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes on amounts payable under this Section 2.19) payable by the Administrative Agent or such Lender and any reasonable costs and expenses associated therewith, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided that if a Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with such Borrower, at such Borrower’s request and expense, to obtain a refund of such Indemnified Taxes and Other Taxes (which refund, if received, shall be paid to such Borrower to the extent provided in clause (f) of this Section 2.19) so long as such efforts, in the reasonable judgment of the Administrative Agent or such Lender, as the case may be, would not cause the Administrative Agent or such Lender, as the case may be, to suffer any additional costs, expenses or risk, or legal or regulatory disadvantage it; provided further, that such Borrower shall not be obligated to make such payments for penalties, Excess Interest and expenses to the Administrative Agent or the Lenders pursuant to this Section, to the extent such penalty and/or expenses result from the failure of the Administrative Agent or the Lenders to make written demand for the Indemnified Taxes and Other Taxes within 180 days from the date on which the Administrative Agent or the Lenders have received a written notice of a claim for any Indemnified Taxes or Other Taxes by the relevant Governmental Authority.

(e)           Each Lender shall, at such times as are reasonably requested by a Borrower or the Administrative Agent, provide such Borrower and the Administrative Agent with any documentation prescribed by law or reasonably requested by such Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to such Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by such Borrower or the Administrative Agent) or promptly notify such Borrower and the Administrative Agent of its inability to do so.  Unless the Borrowers or the Administrative Agent have received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent (as applicable) shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate, ., subject to Borrower’s obligations under clause (a) of this Section 2.19.  Without limiting the foregoing:

(i)      Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to each of the Borrowers and the Administrative Agent on or before the Closing Date or, if later, the date on which it becomes a party to this Agreement, a properly completed and duly signed original copy of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)     Each Lender that is not a United States person (the “Foreign Lender”) shall deliver to each of the Borrowers and the Administrative Agent on or before the Closing Date or, if later, the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(A)          a properly completed and duly signed original copy of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)          a properly completed and duly signed original copy of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit E (any such certificate, a “United States Tax Compliance Certificate”) and (B) a properly completed and duly signed original copy of Internal Revenue Service Form W-8BEN (or any successor forms),

(D)          to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, Form W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E)           a properly completed and duly signed original copy of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by a Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver. The Administrative Agent shall comply with this clause (e) as if it were a Lender.

(f)            If the Administrative Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes with respect to which a Borrower has paid additional amounts pursuant to this Section 2.19, it shall promptly notify such Borrower of such refund and shall within 30 days from the date of receipt of such refund pay over the amount of such refund without interest (other than any interest paid or credited by the relevant Governmental Authority with respect to such refund) to the Borrower (but only to the extent of additional amounts paid by such Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender; provided, however, that such Borrower, upon the written request of the Administrative Agent or Lender, agrees to repay the amount paid over to such Borrower (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to the Administrative Agent or Lender in the event the Administrative Agent or Lender is required to repay such refund to such Governmental Authority.  Nothing contained in this paragraph shall interfere with the right of each of the Administrative Agent and the Lenders to arrange its tax affairs in whatever manner it thinks fit nor to disclose any information or any computations relating to its tax affairs.

(g)           The obligations in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge or all obligations under any Loan Document.

2.20.       Indemnity.

(a)           The Term A Loan Borrower agrees to indemnify each Term A Loan Lender for, and to hold each Term A Loan Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Term A Loan Borrower in making a Term A Loan borrowing of, conversion into or continuation of Eurodollar Loans after the Term A Loan Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Term A Loan Borrower in making any prepayment of or conversion from Eurodollar Loans after the Term A Loan Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein  over (ii) the amount of interest (as reasonably determined by such Term A Loan Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Term A Loan Borrower by any Term A Loan Lender within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Term A Loans and all other amounts payable hereunder.

(b)           The Term B Loan Borrower agrees to indemnify each Term B Loan Lender for, and to hold each Term B Loan Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Term B Loan Borrower in making a Term B Loan borrowing of, conversion into or continuation of Eurodollar Loans after the Term B Loan Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Term B Loan Borrower in making any prepayment of or conversion from Eurodollar Loans after the Term B Loan Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein  over (ii) the amount of interest (as reasonably determined by such Term B Loan Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Term B Loan Borrower by any Term B Loan Lender within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Term B Loan Loans and all other amounts payable hereunder.

2.21.       Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by a Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by such Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.18 or 2.19(a); provided that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided further that nothing in this Section 2.21 shall affect or postpone any of the obligations of such Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22.       Replacement of Lenders.

(a)           A Borrower shall be permitted, at its sole expense and effort, to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (B) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iii) such Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and the Required Lenders, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that such Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, such Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (vii) the applicable replaced Lender will be paid all principal, interest and fees under Section 2.8 owed to it upon the consummation of such replacement and (viii) any such replacement shall not be deemed to be a waiver of any rights that such Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)           If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.1 requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, at a Borrower’s request and at its sole expense and effort, a Person or Persons reasonably acceptable to the Administrative Agent and the Required Lenders, if not already a Lender, Affiliate of a Lender or Approved Fund, shall have the right (but shall have no obligation) to purchase all, but not less than all, from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption; provided that in the event such Non-Consenting Lender does not execute an Assignment and Assumption, such Non-Consenting Lender shall be deemed to have consented to such Assignment and Assumption.  Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.10 and Section 2.20 and such Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.

SECTION 3

[Reserved]

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrowers hereby represents and warrants to the Administrative Agent and each Lender, as and to the extent required under Section 5.1 (with representations and warranties made on the Closing Date deemed to be made immediately after the Closing Date Acquisition) that:

4.1.         Financial Condition.

(a)           The audited consolidated balance sheets of Parent and its Subsidiaries as at December 31, 2010, December 31, 2011, and December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

(b)           The historical and projected actual and pro forma Target revenue and EBITDA data for periods during calendar years 2012, 2013 and 2014 (the “Target Financial Data”) delivered to Lender by or on behalf of Borrower or 21C (i) were prepared in good faith and are not materially misleading, (ii) in the case of historical data, are not materially incorrect, (iii) in the case of projections or pro forma data, are based upon reasonable assumptions, and (iv) in the case of projections, are the most current such projections that Borrower or 21C has provided any current or prospective lenders or acquirors as of the date of this Agreement.

(c)           Schedule 6.6(c) sets forth, accurately and completely, in all material respects, Indebtedness of the Borrowers, the Target and their Subsidiaries of a type described in clauses (1), (2), (4), (5), (7), (10) and (11) of the definition of “Indebtedness” herein (other than the Loans) outstanding on the Closing Date immediately after the Closing Date Acquisition.

4.2.         No Change.  Except as set forth on Schedule 4.2, since December 31, 2013, there has not been any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.         Existence; Good Standing.  Each of the Borrowers and each of such Borrower’s Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.         Power; Authorization; Enforceable Obligations.

(a)           The Borrowers and each Guarantor has the corporate or other organizational power and authority to make, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.

(b)           The Borrowers and each Guarantor has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, the consummation of each of the Transactions to which they are a party, and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.

(c)           No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with any of the Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, and (ii) the filings referred to in Section 4.20.

(d)           Each Loan Document and Target Acquisition Document has been duly executed and delivered on behalf of the Borrowers and each Guarantor party thereto.

(e)           This Agreement constitutes, each other Loan Document and each Target Acquisition Document, upon execution, will constitute, a legal, valid and binding obligation of each of the Borrowers and each Guarantor party thereto, enforceable against each of the Borrower and each such Guarantor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles

(whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.5.         No Legal Bar or Contractual Obligation Violation.  But for the absence of the specified consents under the Closing Date Consent Indebtedness, the execution and delivery of this Agreement, the other Loan Documents and the Target Acquisition Documents, and the consummation of the Transactions, will not (i) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any of the Borrower Group Material Indebtedness (other than such Indebtedness being repaid in full in the Closing Date Refinancing) or the 21C Group Material Indebtedness, (ii) violate in any material respect any Requirement of Law or (except the Closing Date Consent Indebtedness) any Contractual Obligation of the Covenant Parties or the 21C Guarantors, where such violation or default could reasonably be expected to result in a Material Adverse Effect, (iii) will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues (other than the Liens created by the Security Documents), pursuant to any Requirement of Law or any such Contractual Obligation that could reasonably be expected to result in a Material Adverse Effect or (iv) conflict with or result in a breach of any of the terms or requirements of, or give any Governmental Authority to right to revoke, withdraw, suspend, cancel, terminate or modify, any material permit, license, certificate, authorization or waiver that is held by or on behalf of the Parent or its Subsidiaries or any Covenant Party where such conflict or breach could reasonably be expected to result in a Material Adverse Effect.  The principal amount of the Closing Date Consent Indebtedness is $7,395,389.64 in the aggregate.

4.6.         Litigation; Compliance with Law.  Except as set forth on Schedule 4.6, no litigation, or, to the knowledge of the Borrowers, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrowers, threatened in writing by, against or affecting any Covenant Party or any business, property or rights of a Covenant Party (i) that involve any the Closing Date Acquisition, the Target Acquisition Documents, the Loan Documents or any of the Transactions, (ii) that allege that any operation or activity of the Target, is Subsidiaries or their respective directors, officers, employees, consultants and agents is in breach or violation of any Healthcare Laws and such breach or violation could reasonably be expected to result in a Material Adverse Effect, or (iii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  No Covenant Party or any of their respective businesses, properties or assets is in violation of or default under, nor will the continued operation of their businesses, properties and assets as currently conducted violate or constitute a default under, any Requirement of Law (including Healthcare Laws), where such violation or default could reasonably be expected to result in a Material Adverse Effect.

4.7.         No Default.  No Default or Event of Default has occurred and is continuing.

4.8.         Ownership of Property; Liens.  Each Covenant Party has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in or right to use, all its material other property, and none of such property is subject to any Lien except Liens permitted by Section 6.8 except to the extent any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.  Schedule 4.8(a) sets forth, accurately and completely, all Liens on the property of  any of the Borrowers, the Target and their Subsidiaries of record on the Closing Date.  As of the Closing Date, set forth on Schedule 4.8(b) is a complete and correct list in all material respects of all real property (including street address)owned by any Covenant Party material to the operation of any Covenant Party.

4.9.         Licenses, Intellectual Property.

(a)           Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.9(a) (all of which items set forth in Schedule 4.9(a) in the aggregate could not reasonably be expected to have a Material Adverse Effect), each Covenant Party has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow.

(b)           Schedule 4.9(b) sets forth a true and complete list of all material patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names owned by any Covenant Party.

(c)           Each Covenant Party owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure could not reasonably be expected to have a Material Adverse Effect.  No claim against any Covenant Party has been asserted in writing and is pending by any Person challenging or questioning the use of any Intellectual Property that is material to the business of the Covenant Parties or the validity or effectiveness of any such Intellectual Property, nor do the Borrowers have knowledge of any valid basis for any such claim.

(d)           To the knowledge of the Borrowers, the use of Intellectual Property by each Covenant Party does not infringe or misappropriate on the rights of any Person in any material respect. To the knowledge of the Borrowers, no Person is engaging in any activity that infringes the Intellectual Property of any Covenant Party where such activity could reasonably be expected to result in a Material Adverse Effect.

(e)           To the knowledge of the Borrowers, no Intellectual Property owned by any Covenant Party is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property where such impairment could reasonably be expected to result in a Material Adverse Effect.  The transactions contemplated by this Agreement will not alter, impair or otherwise affect any rights of any Intellectual Property owned by any Covenant Party or result in the loss by any Covenant Party of any rights to any licensed Intellectual Property or any change in any Covenant Party’s obligations pursuant to any agreement.

4.10.       Taxes.

(a)           Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (i) each Covenant Party has filed or caused to be filed all federal, state and other Tax returns that are required to be filed and has paid all Taxes due and payable or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority and has satisfied its Tax withholding obligations (in each case, other than any Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Covenant Party, provided such contest suspends the enforcement of the Taxes in question); (ii) no Tax Lien has been filed (other than Permitted Liens), and (iii) no claim is being asserted, with respect to any such Tax, fee or other charge.

(b)           As of the Closing Date, the Term B Loan Borrower has caused an election to be filed on IRS Form 8832 for the Term B Loan Borrower to be classified as an association taxable as a corporation for U.S. federal income tax purposes, with such election reflecting an effective date prior to the Closing Date.

4.11.       Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the regulations of the Board.

4.12.       Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Covenant Party pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Covenant Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Covenant Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Covenant Party.  No Covenant Party is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Covenant Party, and, to the knowledge of Borrower, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect any Covenant Party.  There are no controversies, strikes, slowdowns or work stoppages pending or, to knowledge of the Borrowers, threatened between any Covenant Party and any of their employees, and no Covenant Party has experienced any such controversy, strike, slowdown or work stoppage within the past three years.

4.13.       Target Acquisition Documents.  The Term B Loan Borrower has delivered (or caused to be delivered) to the Lenders, prior the Closing a true, complete and correct copy of each Target Acquisition Document (including schedules and exhibits thereto).  Each of the Term B Loan Borrower, Target and the 21C Entities party to the Target Acquisition Documents have each fully complied with all of their obligations under the Target Acquisition Documents in connection with the consummation of the Closing Date Acquisition.  None of the Term B Loan Borrower, Target and the other Covenant Parties is now, or could in the future become, liable for any Deferred Target Seller Payment.  Without limiting the generality of the foregoing, a 21C Entity has issued to the Target Sellers the promissory note(s) contemplated by Section 1.2(c)(ii) of the Target Acquisition Agreement, and no Covenant Party is now or could in the future become liable for such promissory note(s).

4.14.       ERISA.  Schedule 4.14 sets forth each Plan that is sponsored or maintained by any Borrower or any Restricted Subsidiary.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) or failure to satisfy the minimum funding standards of Section 412 of the Code has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any  Plan, and each Employee Benefit Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of an Plan has occurred, and no Lien in favor of the PBGC or an Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, and to the Borrowers’ knowledge, neither the Borrowers nor any Commonly Controlled Entity could, except as could not reasonably be expected to result in a Material Adverse Effect, become subject to any liability under ERISA if the Borrowers or any such Commonly Controlled Entity were to withdraw completely from any

Multiemployer Plan as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the Borrowers’ knowledge, (i) no such Multiemployer Plan is in Reorganization or Insolvent and (ii) no nonexempt prohibited transaction (within the meaning of Section 4795 of the Code or Section 406 of ERISA) has occurred with respect to an Employee Benefit Plan which could reasonably be expected to result in a Material Adverse Effect.

4.15.       Investment Company Act; Other Regulations.  No Covenant Party is required to be registered as an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.16.       Capitalization; Subsidiaries.  Schedule 4.16 sets forth the name and jurisdiction of organization of each Covenant Party, the number and class or series of authorized and outstanding shares of Capital Stock of each Covenant Party and the ownership of all such outstanding shares immediately following the Closing Date Acquisition.  Except as disclosed on Schedule 4.16, either of the Borrowers or a Restricted Subsidiary of each Borrower owns all of such shares of Capital Stock free and clear of all Liens and holds them beneficially and of record.  Such shares of Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been offered, sold and issued in compliance with applicable securities laws and the Organizational Documents of each applicable Covenant Party.  As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of any Covenant Party, except as created by the Loan Documents or disclosed on Schedule 4.16.

4.17.       Use of Proceeds.  The proceeds of the Loans made on the Closing Date shall be used solely as follows: (a) to pay on the Closing Date a portion of the consideration for the Closing Date Acquisition, (b) consummate the Closing Date Refinancing and (c) to pay fees, costs and expenses of the Transactions.

4.18.       Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by any Covenant Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b)           no Covenant Party has received any written notice of any violation, alleged violation, non-compliance, liability or potential liability relating to any Environmental Laws, nor do the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           no Covenant Party has transported or disposed of from the Properties Materials of Environmental Concern in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor has any Covenant Party generated, treated, stored, handled or used at, on or under any of the Properties Materials of Environmental Concern in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened under or based on any Environmental Law, to which any Covenant Party is or to the knowledge of any Covenant Party will be named as a party, nor is any Covenant Party a party or subject to any decrees, orders, judgments or agreements which impose any obligations or liability under any Environmental Law;

(e)           there has been no Release or to the knowledge of the Borrowers threat of Release of Materials of Environmental Concern at, on, under or from the Properties arising from or related to the operations of any Covenant Party, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties and of each Covenant Party are in compliance, and for the past three (3) years have been in compliance, with all applicable Environmental Laws;

(g)           this Section 4.18 contains the sole and exclusive representations and warranties of the Borrowers with respect to matters arising under Environmental Law.

4.19.       Accuracy of Information, Etc..  No statement or factual information with respect to the Covenant Parties or Guarantors contained in this Agreement, any other Loan Document or any other factual document, certificate or statement (other than any projections, pro forma financial statements or other estimates with respect to the Covenant Parties or Guarantors and other than information of a general economic or industry nature) furnished by or by Persons directed on behalf of any Covenant Party or 21C Entity to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when such statements were made.  The projections and pro forma financial information contained in the materials referenced above were, and when delivered, will be, based upon good faith estimates and assumptions believed by management of Borrowers to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections and financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.20.       Security Documents.

(a)           The Term A Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Lien under U.S. Law (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) on all right, title and interest of the Term A Loan Borrower in the Term A Loan Collateral described therein and proceeds thereof to the extent required thereby.  In the case Term A Loan Collateral described in any of the Security Documents, when UCC financing statements in appropriate form are filed in the offices specified on Schedule 4.20, the Liens created under the Term A Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Term A Loan Borrower in such Term A Loan Collateral and the proceeds thereof under U.S. law, in which a security interest can be perfected by the filing of a UCC financing statement in the offices specified on Schedule 4.20.

(b)           The Term B Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Lien under U.S. Law (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) on all right, title and interest of the Term B Loan Borrower in the Term B Loan Collateral described therein and proceeds thereof to the extent required thereby.  In the case of the Pledged Stock described in any of the Security Documents, when stock certificates representing such Pledged Stock are delivered to and retained by the Collateral Agent together with the necessary endorsements, the Liens created under the Term B Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Term B Loan Borrower in such Term B Loan Collateral and the proceeds thereof under U.S. law, as security for the Term B Loan Obligations prior and superior in right to any other Person.  In the case of the other Term B Loan Collateral described in any of the Security Documents, when UCC financing statements in appropriate form are filed in the offices specified on Schedule 4.20, the Liens created under the Term B Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Term B Loan Borrower in such Term B Loan Collateral and the proceeds thereof under U.S. law, in which a security interest can be perfected by the filing of a UCC financing statement in the offices specified on Schedule 4.20.

4.21.       Solvency.  On the Closing Date, the Covenant Parties and the 21C Entities, taken as a whole, and after giving effect to the transactions and the incurrence of all Indebtedness and obligations being incurred in connection therewith will be, Solvent.

4.22.       Real Property.

(a)           Each Covenant Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Properties and assets material to its business, free and clear of all Liens, except Permitted Liens and except to the extent the failure to have such valid leasehold interests or licenses could not reasonably be expected to have a Material Adverse Effect.  To each Covenant Party’s knowledge, all such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

(b)           Schedule 4.22(b) sets forth in all material respects a complete and accurate list of the location, by state and street address, of all real property owned or leased by each Covenant Party and identifies the interest (fee or leasehold) of such Covenant Party therein.  Each Covenant Party has valid leasehold interests in the leased properties described on Schedule 4.22(b), except to the extent the failure to have such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect, except to the extent that the failure of such Lease to be valid and enforceable or in full force and effect could not reasonably be expected to result in a Material Adverse Effect and except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.  No consent or approval of any landlord or other Person in connection with any such Lease is necessary for any Covenant Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 4.22(b).  No event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease, except to the extent such event could not reasonably be expected to result in a Material Adverse Effect.

4.23.       Anti-Terrorism Law.

(a)           No Covenant Party is in violation of any Requirement of Law in any material respect relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Covenant Party is any of the following:

(i)      a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)    a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)     a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

4.24.       Related Party Transactions. As of the Closing Date, except as set forth on Schedule 4.24, none of the Permitted Holders, the 21C Entities, the Target Sellers or their respective directors, officers or employees, none of the directors, officers, employees of any of the Covenant Parties, or any of their respective Affiliates (other than one of the Covenant Parties), and no immediate family member of any such individual, is a party to or the beneficiary of any Contractual Obligation of any of the Covenant Parties or has any interest in any property or asset used by any of the Covenant Parties.

4.25.       Insurance.  Schedule 4.25, sets forth a true, complete and correct description of all insurance maintained by each Covenant Party as of the Closing Date hereof (or, if applicable, in installments thereof due on or before the Closing Date). At the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. Each of the Borrowers and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal and prudent industry practice.

4.26.       Brokers’ Fees.  Except as set forth on Schedule 4.26, no Covenant Party or 21C Entity has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the lending transactions contemplated under this Agreement.

SECTION 5

CONDITIONS PRECEDENT

5.1.         Conditions to Closing.  The effectiveness of this Agreement and the agreement of each Lender to make any extension of credit requested to be made by it on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrowers and each Lender, and all exhibits and schedules hereto, (ii) the Term A Loan Guarantee Agreement, executed by each Term A Loan Guarantor, and all schedules thereto, (iii) the Term B Loan Guarantee Agreement, executed by each Term B Loan Guarantor, and all schedules thereto, (iv) the Term A Pledge and Security Agreement, executed by the Term A Loan Borrower, (v) the Term B Pledge and Security Agreement, executed and delivered by the Term B Loan Borrower, (vi) the Borrower Group Intercompany Note and Subordination Agreement, executed and delivered by all Covenant Parties party thereto, (vii) the 21C Group/Borrower Group Intercompany Note and Subordination Agreement, executed and delivered by all Covenant Parties and 21C Entities party thereto, (viii) transfer powers relating to each of the foregoing intercompany notes, executed in blank by each of the Borrowers, (ix) the Administrative Agent Fee Letter, executed by the Borrower, and (x) the Borrowing Notice, executed by the Borrower.

(b)           Representations and Warranties.  Each of the representations and warranties made by the Borrowers in or pursuant to the Loan Documents shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of such date, as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date).

(c)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d)           Lien Searches, Etc. The Lenders and Administrative Agent shall have received the results of a recent lien search (including a search as to judgments, pending litigation and Tax matters) in each of the jurisdictions where the Borrowers or any of their Subsidiaries is organized or where assets of the Borrowers or any of their Subsidiaries is located, and such search shall reveal no Liens on any of the assets of the Borrowers or any of their Subsidiaries except for Liens permitted by Section 6.8 or discharged on or prior to the Closing Date.

(e)           Fees. The Lenders and the Administrative Agent shall have received the all fees required to be paid to Lenders and the Administrative Agent for which invoices have been presented on or before the Closing Date (including the reasonable fees and expenses of Holland & Knight LLP, counsel to the Administrative Agent, and Irell & Manella LLP, counsel to the lead Lenders).  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

(f)            Organizational Documents. The Administrative Agent shall have received (i) a copy of the organizational documents, including all amendments thereto, of each of the Term A Loan Borrower or the Term B Loan Borrower, their respective Subsidiaries and the Term A Loan Guarantors and the Term B Loan Guarantors, certified by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization; (ii) a certificate of the Secretary or another officer of each of the Term A Loan Borrower and the Term B Loan Borrower dated the Closing Date and certifying (A) that the organizational documents of each of the Term A Loan Borrower and the Term B Loan Borrower and each of their respective Subsidiaries have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (i) above and remains in full force and effect; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of each of the Term A Loan Borrower and the Term B Loan Borrower and each of their respective Subsidiaries, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below or certifying that such by-laws, limited partnership agreement or operating agreement has not been amended; (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of each of the Term A Loan Borrower and the Term B Loan Borrower and each of their respective Subsidiaries authorizing the execution, delivery and performance of any of the Loan Documents and Target Acquisition Documents to

which it is to be a party and, in the case of the Term A Loan Borrower and the Term B Loan Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; (iii) a certificate of the Secretary or another officer of the Term A Loan Guarantors or the Term B Loan Guarantors, as applicable, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the 21C Guarantors authorizing the execution, delivery and performance of any of the Loan Documents and Target Acquisition Documents to which it is to be a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (B) as to the incumbency and specimen signature of each officer executing any Loan Document; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or other officer executing the certificate pursuant to clauses (ii) and (iii) above; (v) long form good standing certificates and bring-down good standing certificates of each of the Term A Loan Borrower and the Term B Loan Borrower and each of their respective Subsidiaries in their respective jurisdictions of incorporation or formation, as applicable; and (vi) an IRS Form W-9 or other applicable tax form for the Borrower, executed by an officer of the Borrower.

(g)           Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Term B Pledge and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(h)           Closing Date Payoff Transactions.  All documents relating to the Closing Date Refinancing shall have been executed and delivered by the parties thereto, complete and correct copies thereof shall have been delivered to the Lenders, all such documents shall be in a form satisfactory to the Lenders, and all conditions therein to the consummation of the Closing Date Refinancing (other than the funding of the Loan) shall have been satisfied or waived.

(i)            Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Kirkland & Ellis LLP (counsel to the Term B Loan Borrower) and Holland & Knight LLP (special Florida counsel to Term A Loan Borrower), and the special counsel in the jurisdictions set forth on Schedule 5.1(i), addressed to the Lenders and in form and substance satisfactory to the Required Lenders; provided that (1) the Borrowers shall not be required to provide the legal opinions required by this Section 5.1(i) with respect to any Term B Loan Guarantor that (on a consolidated basis) accounts for less than 1% of the assets, revenues or Consolidated EBITDA of 21C, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1(a) or (b) of the 21C Credit Agreement unless such Term B Loan Guarantor , together with all other Term B Loan Guarantors organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of 21C (determined on the same basis as provided above).

(j)            Intercompany Services Agreement.  The Target and 21C shall have entered into the Intercompany Services Agreement in a form satisfactory to the Lenders, and a complete and correct fully-executed copy thereof shall have been delivered to the Administrative Agent and the Lenders.

(k)           Closing Date Acquisition.  The Target Acquisition Agreement and all other Target Acquisition Documents shall have been executed and delivered by the parties thereto,

complete and correct copies thereof shall have been delivered to the Administrative Agent and the Lenders, each such Target Acquisition Document shall be in a form satisfactory to the Lenders, and all conditions therein to the consummation of the Closing Date Acquisition thereunder (other than the funding of the Loan) shall have been satisfied or waived.

(l)            [Reserved].

(m)          21C Officer’s Certificate.  An authorized officer of 21C shall have executed and delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, certifying (i) that the Term B Loan Guarantee constitutes “Senior Debt” and “Designated Senior Debt” of the 21C Guarantors within the meaning of the 21C 9-7/8% Notes, (ii) that the 21C Guarantee was not incurred by any of the 21C Guarantors in violation of the 21C 9-7/8% Notes Indenture, and (iii) such other matters related to the foregoing as the Lenders may require.

(n)           Other Lender Requests.  Borrower shall, and shall cause the Restricted Subsidiaries to, have executed and delivered to the Administrative Agent such other documents, in form and substance satisfactory to the Administrative Agent and the Lenders, as the Administrative Agent or the Lenders.

SECTION 6

COVENANTS

6.1.         Financial Statements; Books and Records.  So long as the Loans are outstanding, the Borrowers shall furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, except to the extent a Lender has notified the Administrative Agent in writing that it does not wish to receive such information):

(a)           within 135 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2014, audited annual financial statements of each of the Borrower Group (on a stand-alone basis, unconsolidated with Parent or any other 21C Entities) and Parent (with its consolidated Subsidiaries) prepared in accordance with GAAP, in each case, accompanied by the unqualified opinion of Deloitte & Touche LLP or other nationally-recognized independent public accountants reasonably or otherwise acceptable to the Administrative Agent (acting at the direction of the Required Lenders);

(b)           (i) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements of the Borrower Group (on a stand-alone basis, unconsolidated with Parent or any other 21C Entities) prepared in accordance with GAAP (subject to the absence of footnotes) and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements of Parent (with its consolidated Subsidiaries) prepared in accordance with GAAP (subject to the absence of footnotes); and

(c)           concurrently with any delivery of financial statements under paragraph (a) or (b)(i) above, a certificate of the Chief Financial Officer of the Borrower Group substantially in the form of Exhibit G, setting forth computations in reasonable detail satisfactory to the Administrative Agent which set forth the Borrower’s calculation of the Consolidated EBITDA of Target for the Test Period ended as of the last day of the fiscal period covered by such financial statements..

Concurrently with the delivery of the financial statements required pursuant to Section 6.1(a) and (b), the Term B Loan Borrower shall (directly or through disclosure by the 21C Group) publicly disclose Consolidated EBITDA and total revenue of the Borrower Group. On or immediately after the Closing Date, the Term B Loan Borrower shall (directly or through disclosure by the 21C Group) publicly disclose (x) the 2014 projection of EBITDA and total revenue of the Target and its Subsidiaries, and (y) such other information reasonably requested by the Lenders.

So long as the Loans are outstanding, the Borrowers shall, and shall cause each of the Restricted Subsidiaries (x) to keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to such Covenant Party’s business and activities, and (y) to permit any representatives and independent contractors designated by the Administrative Agent (acting at the direction of the Required Lenders) to visit and inspect the financial records and the properties of any or all of the Covenant Parties at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives and independent contractors designated by the Administrative Agent (acting at the direction of the Required Lenders) to discuss the affairs, finances and condition of such Covenant Party with the officers thereof and independent accountants therefor, in each case, at the expense of the Borrowers, provided that so long as no Event of Default is continuing (i) the Borrowers shall only be required to bear the cost one such visit per fiscal year and (ii) the Administrative Agent shall only be permitted to meet with the independent auditors of the Borrowers one time per fiscal year within 30 days after delivery of the financial statements required to be delivered pursuant to Section 6.1(a).

6.2.         Certificates; Other Information.  So long as the Loans are outstanding, the Term B Loan Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders):

(a)           within 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ended June 30, 2014, a certificate of the Chief Financial Officer and Chief Executive Officer of the Borrower Group substantially in the form of Exhibit G (i) stating that a review of the activities of the Borrowers and their Restricted Subsidiaries during the preceding fiscal period has been made under the supervision of the signing Officers with a view to determining whether the Borrowers and their Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under the Loan Documents, (ii) further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Borrowers and their Restricted Subsidiaries have (or, as the case may be, have not) kept, observed, performed and fulfilled each and every covenant contained in the Loan Documents and are not (or, as the case may be, are) in default in the performance or observance of any of the terms, provisions and conditions of the Loan Documents, (iii) if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge (specifying the nature and extent of each such Default or Event of Default) and what corrective action each of the Borrowers and their Restricted Subsidiaries are taking or proposes to take with respect thereto, and (iv) further stating that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Loans is prohibited or, if such event has occurred, a description of the nature and extent of each such event and what action the Borrowers are taking or proposes to take with respect thereto.

(b)           promptly (but in any event within 10 days) after the occurrence thereof, written notice in the form of a certificate of a Responsible Officer of any event that with the giving of notice and/or the lapse of time would become a Default or an Event of Default, its status and what action the Borrowers and their Restricted Subsidiaries is taking or proposes to take with respect thereto.

(c)           promptly (but in any event within 20 days) after the receipt thereof by Parent, the Borrowers or any of their Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto.

(d)           promptly (but in any event within 20 days) after any officer of Borrowers has knowledge thereof, written notice of:

(i)      any change in any corporate rating of Parent, 21C, OnCure or the Borrowers by S&P, in the any of their respective corporate family rating by Moody’s or in the ratings of any of the 21C Group Material Indebtedness or the Loans by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the any of Parent, 21C, OnCure or the Borrowers or such Indebtedness on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrowers or the Loans;

(ii)     the filing or commencement of, or any threat or notice of intention of any Governmental Authority or other Person to file or commence, any action, investigation, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrowers, Parent or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(iii)    the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, investigation, lawsuit, arbitration or similar proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrowers, Parent or any of their respective Subsidiaries or other Affiliates that could reasonably be expected to result in a Material Adverse Effect; and

(iv)    any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(e)           promptly (but in any event within 20 days) after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under any applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(f)            promptly (but in any event within 20 days thereof), written notice of the occurrence of any Change of Control.

(g)           promptly (but in any event within 30 days), from time to time, such other information regarding the operations, business affairs and financial condition of the Borrowers or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

6.3.         Obligations and Taxes.

(a)           So long as the Loans are outstanding, each of the Borrowers shall pay and shall cause each of its Restricted Subsidiaries to pay (i) all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof and (ii) prior to the delinquency thereof, all  material Taxes, assessments and governmental levies imposed on it or any of its properties, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

(b)           So long as the Term B Loan is outstanding, the Term B Loan Borrower will not (i) revoke its election on IRS Form 8832 to be classified as an association taxable as a corporation for U.S. federal income tax purposes,  or (ii) permit an election to be filed on IRS Form 8832 for the Term B Loan Borrower to be classified as other than an association taxable as a corporation for U.S. federal income tax purposes.

6.4.         Stay, Extension and Usury Laws.  So long as the Loans are outstanding, each of the Borrowers covenants (to the extent that it may lawfully do so) that it shall not any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and each of the Borrowers (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to any of the Agents, but shall suffer and permit the execution of every such power as though no such law has been enacted.

6.5.         Corporate Existence; Business Maintenance; Compliance with Laws.

(a)           Subject to Section 6.17, so long as the Loans are outstanding, the Borrowers shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect (i) the Borrowers’ corporate existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective Organizational Documents (as the same may be amended from time to time) of the Borrowers or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Borrowers and its Restricted Subsidiaries; provided, however, that the Borrowers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Restricted Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders, or that such preservation is not necessary in connection with any transaction not prohibited by this Agreement.

(b)           So long as the Loans are outstanding, the Borrowers shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary at all times necessary:  (i)  to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations (including Governmental Authorizations), patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) to maintain and operate its business in substantially the manner in which it is presently conducted and operated; (iii) to comply in all material respects with all Requirements of Law, whether now in effect or hereafter enacted; (iv) to maintain and preserve all property material to the conduct of its business and to keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; and (v) to keep its insurable properties and business activities adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks (including fire and other risks insured against by extended coverage, as well as medical and healthcare professional malpractice risks) as is customary with companies in the same or similar businesses operating in the same or similar locations, including comprehensive general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law except to the extent that the failure to comply therewith in connection with clauses (i), (ii) and (iv) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.6.         Indebtedness.  So long as the Loans are outstanding, the Term B Loan Borrower will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness, provided that the limitations of the foregoing clause will not apply to:

(a)           the Closing Date Consent Indebtedness;

(b)           Indebtedness of the Borrowers and the Restricted Subsidiaries pursuant to any Loan Document;

(c)           Indebtedness of the Target and the other Restricted Subsidiaries outstanding on the Closing Date immediately after consummation of the Closing Date Acquisition and listed on Schedule 6.6(c);

(d)           Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Borrowers in an aggregate principal amount not to exceed $15,000,000;

(e)           [Reserved];

(f)            [Reserved];

(g)           Indebtedness of a Restricted Subsidiary to a Borrower or to another Restricted Subsidiary, provided that such Indebtedness is evidenced by and subject to the 21C Group/Borrower Group Intercompany Note and Subordination Agreement;

(h)           Indebtedness of a Borrower or of Restricted Subsidiaries to the 21C Entities, but only (i) to the extent (if any) permitted by Section 6.11(a), and (ii) if such Indebtedness is evidenced by and subject to the 21C Group/Borrower Group Intercompany Note and Subordination Agreement;

(i)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(j)            Indebtedness of the Restricted Subsidiaries in respect of performance bonds, completion guarantees, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(k)           Refinancing Indebtedness for Indebtedness permitted by clauses (a) and (c) above or (n) below;

(l)            Indebtedness represented by guarantees by the Restricted Subsidiaries of Indebtedness or other obligations the Restricted Subsidiaries otherwise expressly permitted to be incurred under the Loan Documents;

(m)          Indebtedness of a Borrower of any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn outs, seller debt or similar obligations in connection with an acquisition or disposition of assets by such Covenant Party otherwise permitted by this Agreement, other than any such Indebtedness with respect to Deferred Target Seller Payments;

(n)           Acquired Indebtedness or Disqualified Stock of any Acquired Entity (other than Indebtedness or Disqualified Stock incurred in anticipation of such acquisition or merger) acquired by or merged into a Restricted Subsidiary in accordance with the terms of the Loan Documents in connection with a Permitted Acquisition; and

(o)           additional Indebtedness of the Target and its Restricted Subsidiaries (other than a Restricted Subsidiary which is not a Term A Loan Guarantor) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

The Term B Loan Borrower will not incur or suffer to exist Indebtedness that is senior in right of payment to the Obligations.  For purposes of the Loan Documents, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrowers or any Term A Loan Guarantor or Term B Loan Guarantor solely by virtue of such Indebtedness being unsecured or secured by different collateral or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

6.7.         Restricted Payments.

(a)           So long as the Loans are outstanding, the Borrowers will not, and will not permit any Restricted Subsidiary to directly or indirectly:

(1)           declare or pay any dividend or make any distribution on or in respect of shares of any Covenant Party’s Capital Stock to holders of such Capital Stock;

(2)           have outstanding any Disqualified Capital Stock, except Disqualified Capital Stock permitted to be assumed by a Restricted Subsidiary in connection with a Permitted Acquisition;

(3)           purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrowers, any Restricted Subsidiary or any 21C Entity;

(4)           except for payment on the Closing Date of the consideration then due from Borrower upon closing the Closing Date Acquisition, make any payment or transfer (to the Target Sellers or any other Person) on account of Borrower’s acquisition of Target’s Capital Stock at such closing (including without limitation any payment or transfer  on account of any Deferred Target Seller Payment);

(5)           make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Borrowers other than the Loans; or

(6)           make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3), (4) and (5) being referred to as a “Restricted Payment”).

(b)           Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           dividends and distributions by Target which are either (i)  pro rata to the Term B Loan Borrower (65% of the total) and the Target Sellers (collectively, 35% of the total) in accordance with their respective interests in the Target’s Capital Stock, or (ii) solely to the Term B Loan Borrower (without pro rata payment to the Target Sellers);

(2)           dividends and distributions by any other Restricted Subsidiary (other than Target) to Target, another Restricted Subsidiary or to the Term B Loan Borrower;

(3)           the declaration and payment of dividends by the Term B Loan Borrower to, or the making of loans by Borrower to, Parent or other any other direct or indirect parent of Borrower, in amounts required for Parent or such other direct or indirect parent of Borrower to pay, in each case without duplication,

(a)           franchise taxes and other fees, taxes and out-of-pocket expenses actually paid by a 21C Entity or any other direct or indirect parent of Borrower and required to maintain the corporate existence of the Covenant Parties, and

(b)           foreign, federal, state and local income taxes actually paid by a 21C Entity or any other direct or indirect parent of Borrower, to the extent such income taxes are attributable to the cumulative income of the Covenant Parties for all periods from and after the Closing Date, provided that in each case the aggregate amount of such payments for all fiscal years does not exceed the amount that the Covenant Parties would be required to pay in respect of foreign, federal, state and local taxes for such fiscal years were the Borrower to be taxed as a corporation and required to pay such taxes separately from any such parent entity;

(4)           the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted under the Loan Documents on the date of declaration; and

(5)           so long as no Default or Event of Default shall have occurred and be continuing, (A) other Restricted Payments by the Restricted Subsidiaries in an aggregate amount taken together with all other Restricted Payments made by the Restricted Subsidiaries pursuant to this clause (5) not to exceed $1,000,000, and (B) payments by Target or its Subsidiaries to 21C pursuant to the Intercompany Services Agreement.

6.8.         Liens  So long as the Loans are outstanding, the Borrowers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) against or upon any property or assets of the Covenant Parties whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

6.9.         Disposition of Property.  So long as the Loans are outstanding, the Term B Loan Borrower will not consummate any Asset Sale.  So long as the Loans are outstanding, the Term B Loan Borrower will not cause or permit any Restricted Subsidiary to consummate an Asset Sale, unless:

(1)           no Default or Event of Default shall have occurred and shall be continuing at the time of such Asset Sale;

(2)           such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the disinterested members of Target’s Board of Directors);

(3)           at least 75% of the consideration received by such Restricted Subsidiary from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided that both (a) the amount of any liabilities (as shown on the Restricted Subsidiary’s most recent balance sheet or the notes thereto) of such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, and (b) any securities, notes or other obligations received by such Restricted Subsidiary from such transferee that are, within 180 days after the date of the Asset Sale, converted by such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash of Cash Equivalents received in that conversion, shall be deemed to be cash for the purposes of this provision;

(4)           upon the consummation of such Asset Sale, the Term A Loan Borrower or the Term B Loan Borrower, as applicable, shall cause such Restricted Subsidiary to apply all Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof as follows:

(a)           to prepay the Loans, permanently reduce the Term A Loan Commitments or the Term B Loan Commitments, as applicable, thereby;

(b)           to make an investment or capital expenditure in replacement properties and assets of a like kind as the properties and assets disposed of in such Asset Sale, or other productive assets of a kind then used or usable in the business of the Restricted Subsidiary (“Replacement Assets”), provided that such Replacement Assets shall not include the Capital Stock of any Person; and/or

(c)           a combination of prepayment and investment permitted by the foregoing clauses (4)(a) and (4)(b);

(5)           upon the consummation of such Asset Sale, and immediately after every receipt of Net Cash Proceeds relating to such Asset Sale, the Term A Loan Borrower or the Term B Loan Borrower, as applicable, shall deliver a certificate of its Chief Financial Officer to the Administrative Agent (a) stating that such Asset Sale complies with the with this Section 6.9 in every respect, (b) setting forth the aggregate fair market value of all property, rights, interests or other assets (including Capital Stock of a  Restricted Subsidiary) disposed of such Asset Sale as well as in all other Asset Sales since the date of this Agreement, (c) setting forth such Borrower’s calculation of the total Net Cash Proceeds relating to such Asset Sale (to the extent not yet actually received, estimated in good faith), and (d) stating the portion of such Net Cash Proceeds to be applied pursuant to each of the foregoing clauses (4)(a) and (4)(b) and the time that such Net Cash Proceeds are expected to be so applied;

(6)           if such Asset Sale involves the disposition of Term A Loan Collateral or Term B Loan Collateral, such Subsidiary has complied with the provisions of this Agreement and the other Loan Documents; and

(7)           the aggregate fair market value of all property, rights, interests or other assets (including Capital Stock of a  Restricted Subsidiary) disposed of in Asset Sales by the Restricted Subsidiaries during the period the Loans are outstanding shall not exceed $3,000,000 in total.

6.10.       Restrictions Affecting the Covenant Parties

The Borrowers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of such Borrower or any of its Restricted Subsidiaries to

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock,

(2)           make loans or advances to any Covenant Party or to pay any Indebtedness owed to any Covenant Party,

(3)           guarantee Indebtedness of any Covenant Party (including the Loans),

(4)           create, incur or permit to exist any Lien upon any of its property or assets (including Liens to secure the Loans), or

(5)           transfer any of its property or assets to any Covenant Party,

in the case of each of clauses (1) through (5) above, except for such encumbrances or restrictions existing under or by reason of:

(a)           applicable law, rule, regulation or order of any Governmental Authority with jurisdiction;

(b)           [Reserved];

(c)           customary non assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary of such Borrower;

(d)           any instrument governing secured Indebtedness or Capital Stock of any Subsidiary acquired after the Closing Date, as long as encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Subsidiary or the properties or assets of the Subsidiary so acquired;

(e)           agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date, provided that such agreements are not thereafter amended, supplemented, replaced or otherwise modified to add or increase any such encumbrance or restriction;

(f)            this Agreement and other Loan Documents;

(g)           [Reserved];

(h)           restrictions on the transfer of assets subject to any Lien permitted under Section 6.8 imposed by the holder of such Lien;

(i)            customary provisions in joint venture agreements and other similar agreements serving as Organizational Documents of any Subsidiary (in each case relating solely to the Capital Stock of such Subsidiary) entered into in the ordinary course of business;

(j)            Purchase Money Indebtedness or Capitalized Lease Obligations that, in each case, impose restrictions of the nature discussed in clause (5) above in the first paragraph of this Section 6.10 on the property so acquired;

(k)           contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(l)            restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m)          [Reserved];

(n)           [Reserved]; and

(o)           an agreement governing Refinancing Indebtedness incurred to Refinance (as otherwise permitted under the Loan Documents) any Indebtedness referred to in clauses (d), (e) and (h) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement are no more restrictive upon the Covenant Parties than such encumbrance or restriction contained in the Indebtedness so Refinanced.

6.11.       Transactions with Affiliates

(a)           Internal Affiliate Transactions.

(i)      The Borrowers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of the 21C Entities, the Permitted Holders or any of their respective Affiliates other than the Covenant Parties (each, an “Internal Affiliate Transaction”) involving aggregate consideration in excess of $500,000, other than Internal Affiliate Transactions on terms that are no less favorable to the Covenant Parties than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of such Borrower or such Restricted Subsidiary.  The transactions contemplated by the Intercompany Services Agreement will not be deemed Internal Affiliate Transactions and, therefore, the restrictions set forth in this Section 6.11(a) shall not apply to such transactions.

(ii)     All Internal Affiliate Transactions (and each series of related Internal Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $1,250,000 shall be approved by the disinterested members of the Target’s Board of Directors such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If the Borrowers or any Restricted Subsidiary of a Borrower enters into an Internal Affiliate Transaction (or a series of related Internal Affiliate Transactions) that involves an aggregate fair market value of more than $5,000,000, such Borrower or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to such Borrower or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Administrative Agent.

(iii)    In addition to the foregoing, no Internal Affiliate Transactions shall be permitted to the extent such transactions involve (w) any of the physicians or other employees (other than office personnel, therapists and nurses) affiliated with any Treatment Center, (x) transfers of equipment of the Borrowers and their Restricted Subsidiaries to any 21C Entity, except (i) to the extent such transferred equipment is replaced prior to or concurrently with the consummation of such Internal Affiliate Transaction with similar equipment of a higher fair market value, as determined in good faith by an Officer of a Borrower, that is useful in the business of a Borrower and its Restricted Subsidiaries, (ii) such transfers of equipment with a fair market value of less than $50,000 individually and $250,000 in the aggregate since the Closing Date, or (iii) such transfers of equipment that otherwise comply with this Section 6.11 in connection with permanently ceasing conducting business and operations at any Treatment Center, (y) real property of a Borrower and its Restricted Subsidiaries or (z) leases for real property under which a Borrower or any of its Restricted Subsidiaries is the lessee immediately prior to the consummation of such Internal Affiliate Transaction, except, in the case of clauses (v), (w), (y) and (z) above, as permitted under but subject to the additional limitations in Section 6.13.

(b)           External Affiliate Transactions.

(i)      The Borrowers will not, and will not cause or permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, the any Non-Covenant Party Stockholders (including the Target Sellers) or any of the Covenant Parties’ Affiliates other than Parent, 21C or another Covenant Party (each, an “External Affiliate Transaction”) involving aggregate consideration in excess of $500,000, other than (x) External Affiliate Transactions permitted under paragraph (c) below and (y) External Affiliate Transactions on terms that are no less favorable to the Covenant Parties than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of such Borrower or such Restricted Subsidiary.

(ii)     All External Affiliate Transactions (and each series of related External Affiliate Transactions) involving aggregate payments or other property with a fair market value in excess of $1,250,000 shall be approved by the disinterested members of the Board of Directors of the Target or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.  If a Borrower or any Restricted Subsidiary of such Borrower enters into an Affiliate Transaction (or a series of related External Affiliate Transactions) that involves an aggregate fair market value of more than $5,000,000, such Borrower or such Restricted Subsidiary, as the case may be, shall obtain an opinion as to the fairness of such transaction or series of related transactions to such Borrower or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Administrative Agent.

(c)           The following shall not be deemed External Affiliate Transactions and, therefore, the restrictions set forth in Section 6.11(b) shall not apply to:

(1)           fees and compensation paid to and indemnity provided on behalf of, any Covenant Party’s officers, directors, employees or consultants (or to professional corporations of which they are the owner), in each case, as determined in good faith by the disinterested members of the Target’s Board of Directors or senior management, provided that no Covenant Party shall issue any Capital Stock to any such officer, director, employee, consultant or professional corporation. except that any Restricted Subsidiary may issue Capital Stock to officers, directors, employees, consultants or other professionals to the extent such issuance is (i) in lieu of compensation for services rendered otherwise to be payable in cash, (ii)  in accordance with past practices of the 21C Entities with respect to such compensation, and (iii) the compensation so paid does not exceed $1,000,000 in the aggregate for all such issuances;

(2)           transactions between or among any of the Covenant Parties, provided that such transactions are not otherwise prohibited by this Agreement;

(3)           any refinancing of the Closing Date Consent Indebtedness as contemplated by the Target Purchase Agreement;

(4)           any agreement as in effect as of the Closing Date set forth on Schedule 4.25 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto, provided that any such amendment or replacement of such agreement is not more disadvantageous to the Lenders in any material respect than the original agreement was as in effect on the Closing Date;

(5)           Restricted Payments to the Target Sellers otherwise permitted by Section 6.7(b)(1) and (4) of this Agreement;

(6)           [Reserved];

(7)           Permitted Investments by a Covenant Party in a Restricted Subsidiary;

(8)           [Reserved];

(9)           [Reserved];

(10)         transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in the compliance with the terms of the Loan Document that are fair to the Covenant Parties in the reasonable determination of the disinterested members of the Target’s Board of Directors, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11)         the existence of, or the performance by any of the Covenant Parties of its obligations under the terms of, the SFRO Operating Agreement (including any registration rights agreement or purchase agreements related thereto to which it was a party on the Closing Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by any of the Covenant Parties of its obligations under, any future amendment to the SFRO Operating Agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (11) to the extent that the Lenders have consented to such amendments pursuant to Section 6.12 hereof;

(12)         Purchases of or payments for professional liability and other insurance by the Restricted Subsidiaries, for their respective employees or any Person that is an Affiliate of a Borrower, from or to Batan Insurance in the ordinary course of business and at fair market value as determined by the disinterested members of the Board of Directors of the Target in good faith;

(13)         [Reserved]; and

(14)         leasing of property or equipment from a Borrower’s employees or any person that is an Affiliate of such Borrower is in the ordinary course of business and at fair market values as determined in good faith by the disinterested members of the Board of Directors of the Target.

6.12.       Modification of Material Agreements6.13.    . So long as the Loans are outstanding, the Borrowers will not, and will not cause or permit any of the Restricted Subsidiaries to agree to or accept (i) (x) any assignment, transfer, waiver, supplement, modification, amendment, termination or release of the Intercompany Services Agreement, the Target Acquisition Agreement or the Escrow Agreement, to the extent any such assignment, transfer, waiver, supplement, modification or amendment would be adverse to the Agent or the Lenders in any material respect or (y) any waiver, supplement, modification, amendment, termination or release of any indenture, note, instrument or agreement pursuant to which any Borrower Group Material Indebtedness is outstanding if, in the case of this clause (y), the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrowers, any of the Restricted Subsidiaries, the Agent or the Lenders or (ii) any waiver, supplement, modification or amendment of its Organizational Documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Agent or the Lenders in any material respect.

6.13.       Treatment Center Restrictions.  The Borrowers will not, and will not cause or permit the Restricted Subsidiaries:  (a) to permit any management services agreement or any similar agreement to be entered into between any of the 21C Entities and any Covenant Party’s Employees (for the avoidance of doubt, excluding any physicians or employees affiliated with any 21C Entities (other than any affiliation that is solely through the Borrowers or the Restricted Subsidiaries) prior to the entry of such management services agreement or similar agreement to the extent such Person subsequently provides services to the Borrowers or any of its Restricted Subsidiaries) or relating to any Covenant Party’s business or assets (other than the Intercompany Services Agreement); or (b) to transfer to any 21C Entity any real property or leases for real property of the Borrowers or any of its Restricted Subsidiaries, except in connection with the merger, consolidation, or other combination of a Treatment Center with or into a 21C Entity in which a Profits Interest Arrangement is issued to the transferring Restricted Subsidiary as consideration for the transfer; provided that the cumulative total amount of Center Level EBITDA with respect to all Treatment Centers so merged, consolidated or combined while the Loans are outstanding (calculated with respect to each Treatment Center for the Test Period ending as of the date immediately prior to such merger, consolidation or other combination) does not exceed 20% of Center Level EBITDA with respect to all Treatment Centers (calculated for the Test Period ending immediately prior to the Closing Date).  In addition, the Borrowers will not, and will not permit the Restricted Subsidiaries to, permit the 21C Entities to enter into any agreement outside of a Profits Interest Arrangement with any of the physicians or other employees (other than office personnel, therapists and nurses) affiliated with any Treatment Center unless the disinterested members of the Board of Directors of the Target determines in good faith that (i) such agreement can reasonably be expected to positively impact projected Center Level EBITDA (on a pro forma basis) with respect to such Treatment Center for the immediately succeeding 12 consecutive month period, or (ii) the Borrowers and their Restricted Subsidiaries are able to replace the physicians or employees with persons reasonably expected to positively impact projected Center Level EBITDA (on a pro forma basis, net of the costs of such replacement) with respect to such Treatment Center for the immediately succeeding 12 consecutive month period.

6.14.       Collateral Matters.  (a) The Borrowers shall furnish to the Administrative Agent prompt written notice of any change (i) in any Covenant Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Covenant Party, or (iii) any Covenant Party’s organizational identification number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Term A Loan Collateral and Term B Loan Collateral to the extent required by the Term A Pledge and Security Agreement or the Term B Pledge and Security Agreement, as applicable.

(b)           The Borrowers also agree promptly to notify the Administrative Agent in writing if any material portion of the Term A Loan Collateral or Term B Loan Collateral is lost, damaged or destroyed.

(c)           Each Borrower will use, and will cause its Restricted Subsidiaries to use, its commercially reasonable best efforts to do the following (including without limitation by obtaining appropriate waivers and consents from the holders of Borrower Group Material Indebtedness) as soon as practicable after the Closing:  (i) cause the Term A Loan Borrower to modify its Term A Loan Pledge and Security Agreement to expand the items and categories of Term A Loan Collateral subject to a Lien thereunder to the maximum extent possible; (ii) cause each Excluded Target Subsidiary to become a Term A Loan Guarantor; (iii) cause each Term A Loan Guarantor to authorize, execute and deliver to the Administrative Agent a Term A Pledge and Security Agreement to secure its obligations under the Term A Loan Guarantee Agreement with Liens on all or as much of its property as possible; (iv)  deliver to the Administrative Agent the certificates, if any, representing the shares of Capital Stock such Term A Guarantor Holds in any other Restricted Subsidiary pledged pursuant to the Term A Pledge and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of such Term A Guarantor as the pledgor thereof; and (v) cause each Term A Loan Guarantor to take all actions described in Section 6.16 below; provided, however, that it is understood and agreed that it is not commercially reasonable to (A) require a Term A Loan Guarantor to pay any sum of money to obtain any consent for the foregoing or (B) require a Term A Loan Guarantor to repay or refinance any existing Indebtedness.  After a period of 180 days, the Borrowers and their Restricted Subsidiaries shall be deemed to have used commercially reasonable efforts and such obligations pursuant to this Section 6.14(c) shall cease.

6.15.       Conduct of Term B Loan Borrower’s Business. (a) The Term B Loan Borrower will not engage in any business, other than (i) the ownership of Capital Stock of Target, (ii)  the indirect ownership of Capital Stock of the other Restricted Subsidiaries, (iii) the incurrence of the Term B Loans and the making of payments thereon with the proceeds of dividends and distributions from the Restricted Subsidiaries, (iv) other and activities necessary or ancillary to the Term B Loan Borrower’s role as a holding company for the Restricted Subsidiaries including but not limited to transactions incidental thereto (including maintain its corporate existence), (v) entering into the Loan Documents and the transactions required herein or permitted herein to be performed by the Term B Loan Borrower, (vi) entering into the agreements related to and consummating the Transactions and the transactions required therein or permitted therein to be performed by the Term B Loan Borrower, (vii) entering into engagement letters and similar type contracts and agreements with attorneys, accountants and other professionals (and participating thereunder), and (viii) activities necessary to the business or activities described in the foregoing clauses (i) to (vii), including providing indemnification of any officers, directors and employees of the Term B Loan Borrower.

(b)           The Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary, reasonably related to, or a reasonable extension of the businesses in which the Borrowers and their Restricted Subsidiaries are engaged on the Closing Date, except to such extent as would not be material to the Borrowers and their Restricted Subsidiaries taken as a whole.

6.16.       Further Assurances

The Borrowers and (subject to Section 6.14(c)) each Term A Loan Guarantor shall execute and deliver any and all further Security Documents, other documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Term A Loan Collateral and the Term B Loan Collateral.  In addition, from time to time, the Borrowers will reasonably promptly secure the obligations under this Agreement and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Term A Loan Collateral and the Term B Loan Collateral.  The Borrowers shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this covenant.

6.17.       Merger, Consolidation and Sale of Assets.  The Term B Loan Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or any material portion of the Term B Loan Borrower’s assets to any Person.  The Borrowers will not cause or permit any Restricted Subsidiary, in a single transaction or series of related transactions, to consolidate or merge with or into any Person, or to sell, to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Restricted Subsidiary’s assets; provided, however, that a Restricted Subsidiary may merge or consolidate with another Person solely for the purpose of consummating a Permitted Acquisition otherwise permitted by the Loan Documents, if:

(1)           immediately following consummation of such Permitted Acquisition, either:

(a)           such Restricted Subsidiary shall be the surviving or continuing corporation in any such merger or consolidation; or

(b)           the Person formed by such consolidation or into which such Restricted Subsidiary is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of such Restricted Subsidiary (in either case the “Surviving Entity”):

(x)           shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia;

(y)           simultaneously with the consummation of such Permitted Acquisition, becomes a Restricted Subsidiary subject to all provisions of this Agreement and the other Loan Documents applicable to a Restricted Subsidiary; and

(z)           shall expressly assume, by amendment to the Loan Documents (in form satisfactory to the Administrative Agent), executed and delivered to the Administrative Agent, the due and punctual performance of all such Restricted Subsidiaries’ obligations under the Loan Documents and the performance of every covenant of the Loan Documents on the part of such Restricted Subsidiary to be performed or observed;

(2)           all conditions and requirements for a Permitted Acquisition (including those relating to Acquired Indebtedness and those relating to the pro forma Consolidated Fixed Charge Coverage Ratio and pro forma Consolidated Total Leverage Ratio of the Borrower Group) shall be satisfied;

(3)           immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(z) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)           each of the Term A Loan Borrower or the Term B Loan Borrower, as applicable, and the Surviving Entity shall have delivered to the Administrative Agent and the Collateral Agent a certificate of a Responsible Officer and an opinion of counsel (in form and substance acceptable to the Required Lenders), each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if any amendments to the Loan Documents are required in connection with such transaction, such amendments comply with the applicable provisions of the Loan Documents and that all conditions precedent in the Loan Documents relating to such transaction have been satisfied.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to another Restricted Subsidiary or, to the extent permitted under (and subject to the limitations in) Section 6.13, to a 21C Entity.

6.18.       Specified Post-Closing MattersEach Borrowers will, and will cause its Restricted Subsidiaries to, execute and deliver the documents and complete the tasks set forth on Schedule 6.18 as of the Closing Date, in each case within the time limits specified on such schedule.

SECTION 7

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrowers shall fail to pay in full any interest on any Loan when the same becomes due and payable, or any amount owed to Administrative Agent in accordance with the Administrative Agent Fee Letter, and in any such case, the default continues for a period of 3 days; or

(b)           the Borrowers shall fail to pay in full any principal of any Loan (together with interest, Repayment Premium, fees and expenses then due) when such principal becomes due and payable, whether at stated maturity or (pursuant to a Mandatory Prepayment or otherwise) or prior thereto; or

(c)           default in the observance or performance of any other covenant or agreement contained in this Credit Agreement which default continues for a period of 30 days after the earlier of (i) the date a Borrower has knowledge of such default, and (ii) the date a Borrower receives written notice of such default from the Administrative Agent or the Required Lenders; provided, however, that a default with respect to Sections 6.3(b), 6.5, 6.6, 6.7, 6.8, 6.9, 6.11, 6.12, 6.13, 6.14, 6.17 or 6.18, which will constitute an Event of Default immediately upon the earlier of such knowledge or such notice requirement, without any passage of additional time; or

(d)           the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Borrower Group Material Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness (in the case of any such default on Closing Date Consent Indebtedness occurring solely due to the Transactions, if such default continues on or after the 91st day after the Closing Date (unless such time period is extended with the consent of the Required Lenders)), or any other event, shall occur (and shall continue after the applicable grace period, if any, specified in such agreement or instrument), if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by a Borrower or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30 day period described above has elapsed), aggregates $1,000,000 or more at any time;

(e)           the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any 21C Group Material Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur (and shall continue after the applicable grace period, if any, specified in such agreement or instrument), if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by a Borrower or such Restricted Subsidiary of notice of any such acceleration); or

(f)            the Borrowers shall default in the observance or performance of any other agreement contained in the Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Borrower or notice to such Borrower from the Administrative Agent or the Required Lenders; or

(g)           any Covenant Party shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on any scheduled or original due date with respect thereto after giving effect to applicable cure periods and consents and waivers obtained during such cure periods; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been cured or waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition after giving effect to applicable cure periods and consents and waivers obtained during such cure periods is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (g) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (g) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or (iv) an Event of Default under the 21C Guarantee has occurred and is continuing; or

(h)           (i) any Covenant Party (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Covenant Party (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Covenant Party (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Covenant Party (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Covenant Party (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Covenant Party (other than any Immaterial Subsidiary) shall admit in writing its inability to pay its debts as they become due; or

(i)            one or more judgments, awards or decrees shall be entered against any of the Covenant Parties (other than Immaterial Subsidiaries) in an aggregate amount (net of any amounts covered by insurance issued by a reputable and creditworthy insurance company, and as to which such insurance company has not denied coverage) of $5,000,000 or more, and remain undischarged, unstayed and unpaid or not bonded for a period of 30 days after the entry thereof, or

(j)            the security interest or lien created under any of the Security Documents shall cease, for any reason (other than by reason of (x) the express release thereof pursuant to Section 9.14, (y) the failure of the Administrative Agent or the Collateral Agent to retain possession of the Term A Loan Collateral or the Term B Loan Collateral , as applicable, physically delivered to it or (z) the failure of the Administrative Agent or the Collateral Agent to timely file UCC continuation statements), to be in full force and effect, or a Borrower shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or a Borrower shall so assert in writing; or

(k)           any 21C Group Guarantee ceases to be in full force and effect (other than in accordance with the terms of this Credit Agreement) or any 21C Group Guarantee of Parent, OnCure, 21C or a Significant Subsidiary of any of them is declared to be null and void and unenforceable or any 21C Group Guarantee of Parent, OnCure, 21C or a Significant Subsidiary of any of them is found to be invalid or Parent, OnCure, 21C or any Term B Loan Guarantor that is a Significant Subsidiary of any of them denies its liability under its 21C Group Guarantee (other than by reason of release of a Term B Loan Guarantor in accordance with the terms of this Credit Agreement) ; or

(l)            any representation or warranty made or deemed made in or in connection with any Loan Document or the Loans, or any representation, warranty, statement or information contained in any certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), the Repayment Premium and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon), the Repayment Premium and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 8

THE AGENTS

8.1.         Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and Collateral Agent, in such capacities, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  As long as the Lender Agent Agreement is in effect, the duties of the Administrative Agent under this Agreement will include service as the Lender Agent for such Lenders pursuant to the Lender Agent Agreement.  Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.

8.2.         Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3.         Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrowers a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrowers or any Restricted Subsidiary.

8.4.         Reliance by Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall each be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, as the case may be.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 9.6.  The Administrative Agent and the Collateral Agent shall each be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.         Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall each take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent or the Collateral Agent, as the case may be, shall have received such directions, the Administrative Agent and the Collateral Agent each may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.         Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to extend credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the

Administrative Agent and the Collateral Agent hereunder or under any other Loan Document, the Administrative Agent and the Collateral Agent, as the case may be, shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7.         Indemnification.  The Lenders agree to indemnify each Agent, its officers, directors, employees, agents, attorneys-in-fact, and affiliates (collectively, the “Agent Indemnified Parties”) in their capacity as such (to the extent not timely reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to each Lender’s respective ratio (expressed as a percentage) of the sum of such Lender’s unpaid principal amount of such Lender’s Loans at such time to the sum of all Lenders’ unpaid principal amount of the Loans on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with each Lender’s respective ratio (expressed as a percentage) of the sum of such Lender’s unpaid principal amount of such Lender’s Loans at such time to the sum of all Lenders’ unpaid principal amount of the Loans immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnified Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnified Party under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnified Party’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.         Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though such Agent were not an Agent.

8.9.         Successor Administrative Agent or Collateral Agent.  The Administrative Agent or Collateral Agent may resign as Administrative Agent or Collateral Agent, as the case may be, upon 30 days’ notice to the Lenders and the Borrowers.  If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as the case may be, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent by the date that is 30 days following a retiring Administrative Agent’s or Collateral Agent’s, as the case may be, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as the case may be, hereunder until such time, if any, as the Required Lenders and the Borrowers, as applicable, appoint a successor agent as provided for above.  After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the retiring Collateral Agent shall continue to hold the Term A Loan Collateral and the Term B Loan Collateral (at the Lenders’ expense) created by the Loan Documents for the benefit of the Lenders until the successor Collateral Agent has been effectively appointed pursuant to this paragraph.

8.10.       Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 2.18 and Section 2.19 and without limiting the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

SECTION 9

MISCELLANEOUS

9.1.         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders, Administrative Agent and the Borrowers may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrowers may, from time to time, without the consent of Parent (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default shall only require the consent of Required Lenders and that an increase in the available portion of any Commitment of any Lender otherwise in accordance with this Agreement shall not constitute an increase in the Commitment of any Lender) directly affected thereby in an adverse manner; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Term A Loan Collateral and the Term B Loan Collateral or release the Borrowers from their obligations under the Term A Pledge and Security Agreement or the Term B Pledge and Security Agreement, as applicable, in each case without the written consent of all Lenders; (iv) increase the Commitments and outstanding Loans under this Agreement without the written consent of each Lender whose Commitment is increased thereby; (v) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent or, to the extent relating to the Collateral Agent, the Collateral Agent; or (vi) amend, modify or waive any provision of Section 3 without the written consent of Parent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans.  In the case of any waiver, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything to the contrary contained in this Section 9.1, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrowers shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

9.2.         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Term A Loan Borrower:	South Florida Radiation Oncology Coconut Creek, LLC
c/o Vestar Capital Partners V L.P.
245 Park Avenue,
41st Floor
New York, NY 10167
Attention: James L. Elrod, Jr.
Telecopy: (212) 808-4922
Email:

with a copy to:

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Christopher Butler, P.C.
Telecopy: (312) 862-2200

Term B Loan Borrower:	21C East Florida, LLC
c/o Vestar Capital Partners V L.P.
245 Park Avenue,
41st Floor
New York, NY 10167
Attention: James L. Elrod, Jr.
Telecopy: (212) 808-4922

with a copy to:

Kirkland & Ellis, LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Christopher Butler, P.C.
Telecopy: (312) 862-2200

Administrative Agent:	Cortland Capital Market Services LLC
225 W. Washington Street, 21st
Chicago, Illinois 60606
Attention: Mike Fredian and Legal Department
Telecopy: (312) 376-0751
Email: mike.fredian@cortlandglobal.com and
legal@cortlandglobal.com

with a copy to each of:

Beach Point Capital Management LP
1620 26th Street, Suite 6000N
Santa Monica, CA 90404
Attention: Allan Schweitzer and Lawrence Goldman
Email:aschweitzer@beachpointcapital.com and
lgoldman@beachpointcapital.com

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Greg Klein
Telecopy: (310) 203-7199

Holland & Knight LLP
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attention: Joshua M. Spencer
Telecopy: (312) 578-6666
Email: joshua.spencer@hklaw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Documents required to be delivered pursuant to Section 6.1 or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on 21C’s website on the Internet at the website address listed on Schedule 9.2 or on the SEC’s website or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrowers shall deliver copies (which may be electronic) of such documents to the Administrative Agent which so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents referred to in this proviso.  Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.1 or 6.2 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3.         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5.         Payment of Expenses.  The Borrowers agree (a) to pay or reimburse each of the Administrative Agent and the Collateral Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment or proposed amendment (whether or not effective), supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of Holland & Knight LLP, counsel to the Administrative Agent and

Collateral Agent (and one local counsel to the Administrative Agent and Collateral Agent in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is appropriate) (provided that in no event shall the Borrowers be obligated to reimburse the reasonable expenses of more than one counsel plus one counsel in each jurisdiction pursuant to this clause (a)), (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel to Lenders, the Administrative Agent and the Collateral Agent (provided that in no event shall the Borrowers be obligated to reimburse the reasonable expenses of more than one counsel plus one counsel in each jurisdiction, unless as reasonably determined by a Lender, representation of all the Lenders, the Administrative Agent and the Collateral Agent would create an actual or potential conflict of interest) and (c) to pay, indemnify and hold each Lender and each Agent, Indemnified Party and their respective officers, directors, employees, affiliates, partners, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs or expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) of any kind or nature whatsoever (other than consequential, special or punitive damages or losses) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to the operations of the Borrowers or any of the Properties, including the presence or Release or threat of Release of Materials of Environmental Concern at, on, under or from the Properties, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrowers under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided that, in each case, the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (A) the gross negligence, or willful misconduct of any Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees, advisors, trustees or agents), (B) a dispute arising solely among Indemnitees and not arising from an act or omission of the Borrowers or (C) solely with respect to the Lenders, a material breach by such Lender of its obligations hereunder.  In the case of any investigation, litigation or other proceeding to which the indemnity in clause (c) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or the Borrowers or an Indemnitee, and whether or not an Indemnitee is otherwise a party thereto; provided further that the Borrowers shall not be required to reimburse the legal fees and expenses of more than one primary outside counsel and reasonably necessary local and specialty counsel for all Indemnitees with respect to any matter for which indemnification is sought unless, as reasonably determined by an Indemnitee’s counsel, representation of all such Indemnitees would create an actual or potential conflict of interest. The Borrowers shall not be required to indemnify any Indemnitee for any Indemnified Liabilities paid or payable by such Indemnitee in, or resulting from, the settlement of any action, proceeding or investigation without the written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed; provided that the foregoing indemnity shall apply to any such settlement in the event that the Borrowers was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume.  All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand accompanied by a commercially reasonably detailed invoice therefor.  Statements payable by the Borrowers pursuant to this Section 9.5 shall be submitted to the address of the Borrowers set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent.  The agreements in this Section 9.5 shall survive termination of the Commitments and repayment of the

Loans and all other amounts payable hereunder. Notwithstanding the foregoing, this Section 9.5 shall not apply to Taxes, which are the subject of Sections 2.18(a)(ii) and 2.19.

9.6.         Successors and Assigns; Participations and Assignments.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as permitted by Section 6.17, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), provided that:

(i)      except in the case of an assignment to an Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender’s interests under any Facility, the amount of the Commitments or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000  unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing;

(ii)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of each Facility.  This Section 96(b)(ii) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a single Facility;

(iii)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds or Affiliates of the same Lender; and

(iv)    any Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which such Eligible Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about a Borrower or it securities) will be made available and who may receive such information in accordance with such Eligible Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

Subject to acceptance and recording thereof pursuant to paragraph (c)(ii) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.6.

(c)           Register.  (i)  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and extensions of credit of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The initial entries in the Register at the Closing Date will reflect the Lender information and interests set forth in the Lender Agent Agreement, including the Term A and Term B Loans made by and owing to each Lender (in each case, determined by the gross amounts thereof and without reduction for the Term A and Term B Funding Discounts).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at the office of the Administrative Agent at any reasonable time and from time to time upon reasonable prior written notice to the Administrative Agent.

(ii)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iii) of this Section 9.6, all tax forms required under Section 2.19 and any written consent to such assignment required by paragraph (b)(i) of this Section 9.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.  The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than natural persons) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant.  Subject to paragraph (e) of this Section 9.6, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           Limitation on Participants’ Rights.  No Participant shall be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent, not to be unreasonably withheld or delayed.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other nation’s central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

9.7.         Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming overdue and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll, tax or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.8.         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile, .pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

9.9.         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10.       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11.       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WILL BE REQUIRED THEREBY.

9.12.       Submission to Jurisdiction; Waivers.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the City of New

York, Borough of Manhattan, the courts of the United States for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

9.13.       Acknowledgements.  The Borrowers hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

9.14.       Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to (A) take any action requested by the Borrowers having the effect of releasing any of the Term A Loan Collateral or the Term B Loan Collateral or guarantee obligations (i) to the extent necessary to permit sale or other disposition of Term A Loan Collateral and the Term B Loan Collateral not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1, (ii) upon termination of the Total Commitments and payment in full of all then outstanding Obligations (other than contingent indemnification obligations) or (iii) subject to Section 9.1, if otherwise approved, authorized or ratified in writing by the Required Lenders, (B) to the extent agreed by the Administrative Agent, to subordinate any Lien on any Property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 6.8 or (C) to release any Guarantor from its obligations under any Guarantee Agreement if such Person ceases to be a Guarantor, or Such Person ceases to be a Person required to become a Guarantor pursuant to the terms of the Loan Documents, as a result of a disposition or any other transaction permitted under any Loan Document.

(b)           In connection with a termination or release pursuant to Section 9.14(a)(A) or (a)(C), the Administrative Agent and Collateral Agent shall promptly execute and deliver to the Borrowers, at the Borrowers’ expense, all documents that the Borrowers shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under any Guarantee Agreement pursuant to this Section 9.14.

9.15.       Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective partners, directors, officers, employees, agents and representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) subject to each such Person being informed of the confidential nature of the Information and to its agreement to keep such Information confidential and subject to an agreement containing provisions substantially the same as those of this Section, to (i) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Borrowers, the Loans and Loan Documents in connection with ratings issued in respect of securities issued by an Approved Fund, (h) with the written consent of the Borrowers or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.15 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section 9.15 (other than disclosures pursuant to routine regulatory examinations) and clause (e) of this Section 9.15 (as such clause relates to suits, actions or proceedings in which disclosure is being sought by a third party), unless prohibited by applicable Requirements of Law or court order, each Lender and the Administrative Agent shall (x) notify the Borrowers in writing of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

For the purposes of this Section 9.15, “Information” means all information received from the Borrowers relating to the Borrowers or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers subject to the last paragraph of Section 6.1.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.16.       WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17.       USA PATRIOT Act.  Each Administrative Agent and each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow Administrative Agent or such Lender to identify the Borrowers in accordance with the Act.

9.18.       No Advisory or Fiduciary Responsibility.  The Agents and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers.  The Borrowers agree that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other similar implied duty between the Lenders and the Borrowers.  In connection with all aspects of each transaction contemplated by this Agreement, the Borrowers acknowledge and agree that (a) (i) the arranging and other services described herein are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Lenders, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and have not relied on any of the Lenders for advice in any of such regards, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement; and (b) (i) each Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers under the Loan Documents and (ii) under the Loan Documents, no Lender has any obligation to the Borrowers with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement and/or the other Loan Documents.  The Borrowers further acknowledge and agree that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

9.19.       Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.20.       Lender Agent Agreement.  Each of the Borrowers acknowledges receipt and review of the Lender Agent Agreement, and agrees that (i) immediately upon the Lender Agent’s execution of this Agreement below, each of the Persons signatory to the Lender Agreement (other than the Lender Agent) shall become a party to this Agreement as a “Lender” hereunder, to the same extent and with the same effect as if such Person had originally executed this Agreement directly and in its own name as a Lender, (ii) each such Person’s commitments and interests as a Lender with respect to the Loans (including its Term A Loan Commitment, Term A Loan Funding Discount, Term A Loan, Term B Loan Commitment, Term B Loan Funding Discount and Term B Loan) shall be as set forth in Schedules 1.1A and 1.1B of the Lender Agent Agreement, and (iii) each such Person’s rights and obligations as a Lender pursuant to this Agreement (including rights and obligations under Section 9.6 hereof with respect to successors, assigns, assignments, participations and pledges) shall be the same as if such Person had originally executed this Agreement directly and in its own name as a Lender.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TERM A LOAN BORROWER:

SOUTH FLORIDA RADIATION ONCOLOGY COCONUT CREEK, LLC,
a Florida limited liability company

By	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Authorized Signatory

TERM B LOAN BORROWER:
21C EAST FLORIDA, LLC,
a Delaware limited liability company

By	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Vice President

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

Cortland Capital Market Services LLC,
a Delaware limited liability company

By	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas
Title: Associate Counsel

[Signature Page to Credit Agreement]

THE LENDERS:

Pursuant to, and as set forth in, the Lender Agent Agreement,

By:	Cortland Capital Market Services LLC,
a Delaware limited liability company,
executing this Agreement on behalf of each of the Lenders

	By	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas
Title: Associate Counsel

[Signature Page to Credit Agreement]

SCHEDULE 1.1A

TERM A LOAN COMMITMENTS

	TERM A LOAN COMMITMENT
LENDER	GROSS AMOUNT	NET OF FUNDING DISCOUNT	PERCENTAGE OF TOTAL
LENDER AGENT, on behalf of the various Persons identified in the Lender Agent Agreement as “Lenders”, and in accordance with their respective interests set forth in Schedule 1.1A to the Lender Agent Agreement	$7,900,000.00	$7,663,000.00	100%

SCHEDULE 1.1B

TERM B LOAN COMMITMENTS

	TERM B LOAN COMMITMENT
LENDER	GROSS AMOUNT	NET OF FUNDING DISCOUNT	PERCENTAGE OF TOTAL
LENDER AGENT, on behalf of the various Persons identified in the Lender Agent Agreement as “Lenders”, and in accordance with their respective interests set forth in Schedule 1.1B to the Lender Agent Agreement	$60,000,000.00	$57,300,000.00	100%